Exhibit 10.1

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Published Closing Date Term Loan CUSIP Number: 37429UAR9

Published Delayed Draw Term Loan CUSIP Number: 37429UAQ1

Published Deal CUSIP Number:37429UAP3

TERM LOAN CREDIT AGREEMENT

Dated as of October 17, 2023

among

GETTY REALTY CORP.,

as the Borrower,

CERTAIN SUBSIDIARIES OF
GETTY REALTY CORP.
FROM TIME TO TIME PARTY HERETO,
as Guarantors,

BANK OF AMERICA, N.A.,
as Administrative Agent,

JPMORGAN CHASE BANK, N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION
and
TD BANK, N.A.,
as Syndication Agents,

and

The Other Lenders Hereto

BOFA SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A.,

CAPITAL ONE, NATIONAL ASSOCIATION

and

TD BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS

Section Page

Article I. DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	43
1.03	Accounting Terms	44
1.04	Rounding	45
1.05	Times of Day References	45
1.06	[Intentionally Omitted]	45
1.07	Interest Rates	45
Article II. THE COMMITMENTS AND CREDIT EXTENSIONS		46
2.01	Committed Loans	46
2.02	Borrowings, Conversions and Continuations of Committed Loans	46
2.03	[Intentionally Omitted]	48
2.04	[Intentionally Omitted]	48
2.05	Prepayments	48
2.06	Termination or Reduction of Commitments	49
2.07	Repayment of Loans	49
2.08	Interest	50
2.09	Fees	50
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	51
2.11	Evidence of Debt	51
2.12	Payments Generally; Administrative Agent’s Clawback	52
2.13	Sharing of Payments by Lenders	54
2.14	Extension of Maturity Date	55
2.15	Increase in Facilities	56
2.16	[Intentionally Omitted]	60
2.17	Defaulting Lenders	60
Article III. TAXES, YIELD PROTECTION AND ILLEGALITY		61
3.01	Taxes	61
3.02	Illegality	66
3.03	Inability to Determine Rates; Replacement of Relevant Rates or Successor Rates	67
3.04	Increased Costs	69
3.05	Compensation for Losses	70
3.06	Mitigation Obligations; Replacement of Lenders	71
3.07	Survival	71
Article IV. CONDITIONS PRECEDENT TO Credit Extensions		71
4.01	Conditions of Effectiveness	72
4.02	Conditions to all Credit Extensions	74

i

Article V. REPRESENTATIONS AND WARRANTIES		74
5.01	Existence, Qualification and Power	74
5.02	Authorization; No Contravention	75
5.03	Governmental Authorization; Other Consents	75
5.04	Binding Effect	75
5.05	Financial Statements; No Material Adverse Effect	75
5.06	Litigation	76
5.07	No Default	76
5.08	Ownership of Property	76
5.09	Environmental Compliance	76
5.10	Insurance	77
5.11	Taxes	77
5.12	ERISA Compliance	77
5.13	Subsidiaries; Equity Interests; Loan Parties	78
5.14	Margin Regulations; Investment Company Act	78
5.15	Disclosure	78
5.16	Compliance with Laws	79
5.17	Taxpayer Identification Number	79
5.18	OFAC; Sanctions	79
5.19	Solvency	79
5.20	REIT Status; Stock Exchange Listing	79
5.21	Unencumbered Eligible Properties	80
5.22	Casualty; Etc.	80
5.23	Anti-Corruption Laws; Anti-Money Laundering Laws	80
5.24	Subsidiary Guarantors	80
5.25	Affected Financial Institution	80
5.26	Covered Entity	80
Article VI. AFFIRMATIVE COVENANTS		80
6.01	Financial Statements	80
6.02	Certificates; Other Information	81
6.03	Notices	84
6.04	Payment of Obligations	85
6.05	Preservation of Existence, Etc.	85
6.06	Maintenance of Properties	85
6.07	Maintenance of Insurance	85
6.08	Compliance with Laws	86
6.09	Books and Records	86
6.10	Inspection Rights	86
6.11	Use of Proceeds	86
6.12	Additional Guarantors	86
6.13	Compliance with Environmental Laws	88
6.14	Further Assurances	89
6.15	Maintenance of REIT Status; Stock Exchange Listing	89
6.16	Minimum Property Condition	89
6.17	Anti-Corruption Laws; Sanctions	89

Article VII. NEGATIVE COVENANTS		89
7.01	Liens	90
7.02	Investments	90
7.03	Indebtedness	90
7.04	Fundamental Changes	90
7.05	Dispositions	91
7.06	Restricted Payments	92
7.07	Change in Nature of Business	92
7.08	Transactions with Affiliates	92
7.09	Burdensome Agreements	93
7.10	Use of Proceeds	93
7.11	Financial Covenants	93
7.12	Accounting Changes	94
7.13	Amendments of Organization Documents and Certain Debt Documents	94
7.14	Anti-Money Laundering Laws; Sanctions	95
7.15	Compliance with Environmental Laws	96
7.16	Anti-Corruption Laws	96
Article VIII. EVENTS OF DEFAULT AND REMEDIES		96
8.01	Events of Default	96
8.02	Remedies Upon Event of Default	99
8.03	Application of Funds	100
Article IX. ADMINISTRATIVE AGENT		100
9.01	Appointment and Authority	100
9.02	Rights as a Lender	101
9.03	Exculpatory Provisions	101
9.04	Reliance by Administrative Agent	102
9.05	Delegation of Duties	102
9.06	Resignation of Administrative Agent	102
9.07	Non-Reliance on Administrative Agent, the Arrangers, the Syndication Agents and the Other Lenders	104
9.08	No Other Duties, Etc.	105
9.09	Administrative Agent May File Proofs of Claim	105
9.10	Guaranty Matters	105
9.11	Lender Representations Regarding ERISA	106
9.12	Recovery of Erroneous Payments.	108
Article X. CONTINUING GUARANTY		108
10.01	Guaranty	108
10.02	Rights of Lenders	109
10.03	Certain Waivers	109
10.04	Obligations Independent	109
10.05	Subrogation	110
10.06	Termination	110
10.07	Subordination	110

10.08	Stay of Acceleration	110
10.09	Condition of the Loan Parties	110
10.10	Contribution	111
Article XI. MISCELLANEOUS		112
11.01	Amendments, Etc.	112
11.02	Notices; Effectiveness; Electronic Communications	115
11.03	No Waiver; Cumulative Remedies; Enforcement	117
11.04	Expenses; Indemnity; Damage Waiver	117
11.05	Payments Set Aside	120
11.06	Successors and Assigns	120
11.07	Treatment of Certain Information; Confidentiality	125
11.08	Right of Setoff	126
11.09	Interest Rate Limitation	127
11.10	Effectiveness	127
11.11	Survival of Representations and Warranties	127
11.12	Severability	127
11.13	Replacement of Lenders	127
11.14	Governing Law; Jurisdiction; Etc.	129
11.15	Waiver of Jury Trial	130
11.16	No Advisory or Fiduciary Responsibility	130
11.17	Electronic Execution; Electronic Records; Counterparts	131
11.18	USA PATRIOT Act	132
11.19	ENTIRE AGREEMENT	132
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	132
11.21	Acknowledgement Regarding Any Supported QFCs	133

SCHEDULES

1.01 Eligible Ground Leases (Legacy)

2.01 Commitments, Applicable Percentages and Sublimits

5.13 Subsidiaries; Jurisdiction of Incorporation/Organization

11.02 Administrative Agent’s Office; Certain Addresses for Notices; Taxpayer Identification Numbers

EXHIBITS

Form of

A Committed Loan Notice

B [Closing Date Term][Delayed Draw Term] [Incremental Term] Note

C [Intentionally Omitted]

D Compliance Certificate

E-1 Assignment and Assumption

E-2 Administrative Questionnaire

F Joinder Agreement

G U.S. Tax Compliance Certificates

H Solvency Certificate

I Form of Notice of Loan Prepayment

v

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of October 17, 2023, among GETTY REALTY CORP., a Maryland corporation (the “Borrower”), certain subsidiaries of the Borrower from time to time party hereto, as Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and BANK OF AMERICA, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan credit facility pursuant to the terms of this Agreement, and the Lenders are willing to do so on the terms and conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I. DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Note Agreement” means any note purchase agreement, private shelf facility or other similar agreement entered into on or after December 4, 2020 in connection with any institutional private placement financing transaction providing for the issuance and sale of debt Securities by any Loan Party or any Subsidiary (other than any Excluded Subsidiary) to one or more institutional investors.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender, in each case in its capacity as such, be deemed to be an Affiliate of the Borrower.

“Aggregate Deficit Amount” has the meaning specified in Section 10.10.

“Aggregate Excess Amount” has the meaning specified in Section 10.10.

“Agreement” has the meaning specified in the first introductory paragraph hereto.

“AIG Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Guaranty Agreement, dated as of February 22, 2022, among Borrower, certain Subsidiaries of Borrower as Subsidiary Guarantors, AIG Asset Management (U.S.), LLC and certain affiliates thereof, as Purchasers, as in effect on the Closing Date.

“AIG Note Documents” means, collectively, (i) the AIG Note Purchase Agreement and (ii) the other Financing Documents (as defined in the AIG Note Purchase Agreement) as in effect on the Closing Date.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject. For purposes of Section 3.01, the term “applicable Law” shall include FATCA.

“Applicable Percentage” means (a) in respect of the Closing Date Term Loan, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Closing Date Term Loan represented by the principal amount of the Closing Date Term Loan held by such Lender at such time, (b) in respect of the Delayed Draw Term Loan Facility, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Delayed Draw Term Loan Facility represented by (i) on or prior to the Delayed Draw Termination Date, such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment at such time, subject to adjustment as provided in Section 2.17, and (ii) thereafter, the principal amount of such Delayed Draw Term Lender’s Delayed Draw Term Loans at such time, subject to adjustment as provided in Section 2.17 and (c) in respect of any Incremental Term Loan Facility, with respect to any Incremental Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Loan Facility represented by the principal amount of such Incremental Term Loan Lender’s Incremental Term Loans at such time. If the commitment of each Lender to make Delayed Draw Term Loans has been terminated pursuant to Section 8.02, then the Applicable Percentage of each Lender in respect of the Delayed Draw Term Loan Facility shall be determined based on the Applicable Percentage of such Lender in respect of the Delayed Draw Term Loan Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (i) at any time prior to the Investment Grade Pricing Effective Date, the Leverage-Based Applicable Rate in effect at such time, (ii) at any time on and after the Investment Grade Pricing Effective Date, the Ratings-Based Applicable Rate in effect at such time and (iii) with respect to any Incremental Term Loans of any Type, the rate or rates per annum specified in the applicable Incremental Term Loan Facility Amendment.

“Appropriate Lender” means, at any time, (a) with respect to the Closing Date Term Loan, the Delayed Draw Term Loan Facility or any Incremental Term Loan Facility, a Lender that has a Commitment with respect to such Facility or holds a Closing Date Term Loan, Delayed Draw Term Loan or an Incremental Term Loan, respectively, at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means BofA Securities, Inc., JPMorgan Bank, N.A., Capital One, National Association and TD Bank, N.A., each in its capacity as a joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means, in respect of the Delayed Draw Term Loan Facility, the period from and including the Closing Date to the earliest of (a) the Delayed Draw Termination Date, (b) the Maturity Date, (c) the date of termination of the Delayed Draw Term Loan Facility pursuant to Section 2.06, (d) the date of termination of the commitment of each Delayed Draw Term Lender to make Delayed Draw Term Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Banking Affiliate” means, with respect to a specified Person, any bank, saving and loan association, investment bank, trust company, commercial credit corporation or broker/dealer that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Barings Note Purchase Agreement” means that certain Second Amended and Restated Note Purchase and Guaranty Agreement, dated as of February 22, 2022, among Borrower, certain Subsidiaries of Borrower as Subsidiary Guarantors, Massachusetts Mutual Life Insurance Company and certain affiliates thereof, as Purchasers, as in effect on the Closing Date.

“Barings Note Documents” means, collectively, (i) the Barings Note Purchase Agreement and (ii) the other Financing Documents (as defined in the Barings Note Purchase Agreement) as in effect on the Closing Date.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus 1.00% and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May, 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets constitute (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” as determined under the Plan Assets Regulation.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.

“Cap Rate” means, at any time, the greater of (a) seven and one-quarter percent (7.25%), and (b) the “Cap Rate” as such term (or any equivalent term howsoever defined) is defined in the AIG Note Purchase Agreement, the Barings Note Purchase Agreement, the MetLife Note Purchase Agreement, the Prudential Note Purchase Agreement or any other Material Credit Facility, as the case may be.

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, classified and accounted for as a capital lease or financing lease.

“Cash and Cash Equivalents” means on any date, the sum of: (a) the aggregate amount of cash then held by the Borrower or any of its Subsidiaries (as set forth on the Borrower’s balance sheet for the then most recently ended fiscal quarter), plus (b) the aggregate amount of Cash Equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries, plus (c) the aggregate amount of cash or Cash Equivalents in restricted 1031 accounts under the exclusive control of the Borrower.

“Cash Equivalents” means short-term investments in liquid accounts, such as money-market funds, bankers acceptances, certificates of deposit and commercial paper.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Closing Date Term Loan Commitment at such time and (b) at any time after the Closing Date, any Closing Date Term Lender that holds Closing Date Term Loans at such time.

“Closing Date Term Loan” has the meaning specified in Section 2.01(a).

“Closing Date Term Loan Borrowing” means a borrowing consisting of simultaneous Closing Date Term Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Closing Date Term Lenders pursuant to Section 2.01(a).

“Closing Date Term Loan Commitment” means, as to each Closing Date Term Lender, its obligation to make Closing Date Term Loans pursuant to Section 2.01(a) and/or Loans pursuant to Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Closing Date Term Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or under such caption in the Assignment and Assumption or the New Lender Joinder Agreement pursuant to which such Closing Date Term Lender becomes a party hereto, as applicable, as such amount may be increased by such Closing Date Term Lender pursuant to Section 2.15 or otherwise adjusted from time to time in accordance with this Agreement.

“Closing Date Term Loan Facility” means (a) on or prior to the Closing Date, the aggregate amount of the Closing Date Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Closing Date Term Loans of all Lenders outstanding at such time. On the Closing Date, the Closing Date Term Facility is $75,000,000.

“Closing Date Term Note” means a promissory note made by the Borrower in favor of a Closing Date Term Lender evidencing Closing Date Term Loans made by such Closing Date Term Lender, substantially in the form of Exhibit B.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, a Closing Date Term Loan Commitment, Delayed Draw Term Loan Commitment or an Incremental Term Loan Commitment, as the context may require.

“Committed Borrowing” means a Closing Date Term Loan Borrowing, a Delayed Draw Term Loan Borrowing or an Incremental Term Loan Borrowing, as the context may require.

“Committed Loan” means a Closing Date Term Loan, a Delayed Draw Term Loan or an Incremental Term Loan, as the context may require.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to another, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, any proposed Successor Rate, Daily Simple SOFR or Term SOFR, as applicable, any conforming changes to the definitions related thereto, including “Base Rate, “SOFR”, “Daily Simple SOFR, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent (after advance consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means an amount determined in accordance with GAAP equal to: (x) (A) the Consolidated Net Income of the Borrower for the most recently ended fiscal quarter, adjusted for straight-line rents and net amortization of above-market and below-market leases, deferred financing leases and deferred leasing incentives, plus income taxes, Consolidated Interest Expense, depreciation and amortization, and calculated exclusive of any rent or other revenue that has been earned by the Borrower or its Subsidiaries during such fiscal quarter but not yet actually paid to the Borrower or its Subsidiaries unless otherwise set off from net income, plus (B) the sum of the following (without duplication and to the extent reflected as a charge or deduction in the statement of such Consolidated Net Income for such period) (i) one-time cash charges (including legal fees) incurred during such fiscal quarter with respect to continued compliance by the Borrower with the terms and conditions of the Loan Documents, the Note Documents and/or the loan or financing documents with respect to any other Pari Passu Obligations permitted by this Agreement (excluding the terms and conditions of Unsecured Indebtedness arising under Swap Contracts), (ii) non-cash impairments taken during such fiscal quarter, (iii) extraordinary and unusual bad-debt expenses incurred in such quarter, (iv) any costs incurred in such quarter in connection with the acquisition or disposition of Properties, (v) non-cash allowances for deferred rent and deferred mortgage receivables incurred in such quarter, (vi) losses on sales of operating real estate and marketable securities incurred during such fiscal quarter and (vii) any other extraordinary, non-recurring, expenses recorded during such fiscal quarter, including any settlements in connection with litigation and reserves recorded for environmental litigation, in each case, determined in accordance with GAAP, less (C) the sum of the following (without duplication and to the extent reflected as income in the statement of such Consolidated Net Income for such period) (i) extraordinary and unusual bad debt reversals recorded in such fiscal quarter (ii) gains on sales of operating real estate and marketable securities incurred during such fiscal quarter and (iii) any other extraordinary, non-recurring, cash income recorded during such fiscal quarter, in each case, determined in accordance with GAAP, multiplied by (y) four (4). Consolidated EBITDA will be calculated on a pro forma basis to take into account the impact of any Property acquisitions and/or dispositions made by the Borrower or its Subsidiaries during the most recently ended fiscal quarter, as well as any long-term leases signed during such fiscal quarter, as if such acquisitions, dispositions and/or lease signings occurred on the first day of such fiscal quarter.

“Consolidated EBITDAR” means for any Person, the sum of (i) Consolidated EBITDA plus (ii) (x) rent expenses exclusive of non-cash rental expense adjustments for the most recently ended fiscal quarter of the Borrower multiplied by (y) four (4).

“Consolidated Group” means the Loan Parties and their consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total interest expense of the Borrower and its consolidated Subsidiaries determined in accordance with GAAP (including for the avoidance of doubt interest attributable to Capitalized Leases) and (ii) the Consolidated Group’s Ownership Share of the Interest Expense of Unconsolidated Affiliates.

“Consolidated Net Income” means, with respect to any Person for any period and without duplication, the sum of (i) the consolidated net income (or loss) of such Person and its Subsidiaries,

determined in accordance with GAAP and (ii) the Consolidated Group’s Ownership Share of the net income (or loss) attributable to Unconsolidated Affiliates.

“Consolidated Secured Indebtedness” means, at any time, the portion of Consolidated Total Indebtedness that is Secured Indebtedness.

“Consolidated Tangible Net Worth” means, as of any date of determination, (a) Shareholders’ Equity minus (b) the Intangible Assets of the Consolidated Group, plus (c) all accumulated depreciation and amortization of the Consolidated Group, in each case determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date of determination, the then aggregate outstanding amount of all Indebtedness of the Consolidated Group determined on a consolidated basis.

“Consolidated Unsecured Indebtedness” means, at any time, the portion of Consolidated Total Indebtedness that is Unsecured Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” has the meaning specified in Section 11.21(b).

“Credit Extension” means a Committed Borrowing.

“Credit Facility” has the meaning given that term in the definition of “Material Credit Facility.”

“Creditor Parties” means, collectively, the Administrative Agent and the Lenders.

“Customary Non-Recourse Carve-Outs” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.

“Daily Simple SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof plus the SOFR Adjustment. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement and the other Loan Documents.

“Daily SOFR Loan” means a Committed Loan that bears interest at a rate based on Daily Simple SOFR.

“Debt Facility Amendment” has the meaning specified in Section 7.13(b).

“Debt Rating” means, as to any Person, a non-credit enhanced, senior unsecured long-term debt rating of such Person.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means when used with respect to (a) a Base Rate Loan, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans for the Facility under which such Loan was made plus (iii) 2.00% per annum, (b) a Daily SOFR Loan, an interest rate equal to (i) Daily Simple SOFR plus (ii) the Applicable Rate for Daily SOFR Loans for the Facility under which such Loan was made plus (iii) 2.00% per annum, (c) a Term SOFR Loan, an interest rate equal to (i) Term SOFR plus (ii) the Applicable Rate for Term SOFR Loans for the Facility under which such Loan was made plus (iii) 2.00% per annum and (d) Obligations other than Loans, an interest rate equal to (i) the Base Rate, plus (ii) the Applicable Rate for Base Rate Loans under the Closing Date Term Loan Facility, plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Delayed Draw Funding Date” has the meaning specified in Section 2.01(b).

“Delayed Draw Term Loan Borrowing” means a borrowing consisting of simultaneous Delayed Draw Term Loans of the same Type, in the same currency and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Delayed Draw Term Lenders pursuant to Section 2.01(b).

“Delayed Draw Term Loan” has the meaning specified in Section 2.01(b) and, unless the context requires otherwise, includes each Loan made in connection with any increase in the Delayed Draw Term Loan Facility pursuant to Section 2.15.

“Delayed Draw Term Loan Commitment” means, as to each Delayed Draw Term Lender, its obligation to make Delayed Draw Term Loans pursuant to Section 2.01(b) and/or Section 2.15 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Delayed Draw Term Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be increased by such Delayed Draw Term Lender pursuant to Section 2.15 or otherwise adjusted from time to time in accordance with this Agreement, including pursuant to Section 2.01(b).

“Delayed Draw Term Loan Facility” means (a) at any time on or prior to the Delayed Draw Termination Date, the aggregate amount of the Delayed Draw Term Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Delayed Draw Term Loans of all Delayed Draw Term Lenders outstanding at such time. On the Closing Date, the Delayed Draw Term Loan Facility is $75,000,000.

“Delayed Draw Term Lender” means (a) at any time on or prior to the Delayed Draw Termination Date, any Lender that has a Delayed Draw Term Loan Commitment and (b) thereafter, any Lender that holds a Delayed Draw Term Loan at such time.

“Delayed Draw Term Note” means a promissory note made by the Borrower in favor of a Delayed Draw Term Lender evidencing Delayed Draw Term Loans made by such Delayed Draw Term Lender, substantially in the form of Exhibit B.

“Delayed Draw Termination Date” means the earliest of (i) the 180th day following the Closing Date, (ii) the date on which the first Delayed Draw Term Loan Borrowing (if any) is made (after giving effect thereto), and (iii) the date of termination of the commitment of each Delayed Draw Term Lender to make Delayed Draw Term Loans pursuant to Section 2.06 or Section 8.02.

“Delayed Draw Unused Fee” has the meaning specified in Section 2.09(a).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a lease entered into in the ordinary course of business) or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Division Successor pursuant to a Division.

“Dividing Person” has the meaning given that term in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Ground Lease” means (i) an Eligible Ground Lease (New) or (ii) an Eligible Ground Lease (Legacy).

“Eligible Ground Lease (Legacy)” means, as to any Property, a ground lease:

(a) that is specifically identified on the Closing Date in Schedule 1.01;

(b) that has the Borrower or a Wholly-Owned Subsidiary of the Borrower as lessee;

(c) as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur;

(d) under which no ground lessor has the unilateral right to terminate such ground lease prior to expiration of the stated term of such ground lease absent the occurrence of any casualty, condemnation or default by the Borrower or any of its Subsidiaries thereunder; and

(e) that has a remaining term of at least one year at all times.

“Eligible Ground Lease (New)” means, as to any Property, a ground lease:

(a) that has the Borrower or a Wholly-Owned Subsidiary of the Borrower as lessee;

(b) as to which no default or event of default has occurred or with the passage of time or the giving of notice would occur;

(c) that has a remaining term (inclusive of any unexercised extension options) of twenty five (25) years or more from the date such Property is included as an Unencumbered Eligible Property;

(d) that provides the right of the lessee to mortgage and encumber its interest in such Property without the consent of the lessor;

(e) that includes an obligation of the lessor to give the holder of any mortgage lien on such Property written notice of any defaults on the part of the lessee and an agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure and fails to do so;

(f) that includes provisions that permit transfer of the lessee's interest under such lease on reasonable terms, including the ability to sublease; and

(g) that includes such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“Environmental Expenses” means, (a) for any four fiscal quarter period, an amount equal to the sum of (i) the aggregate amount of cash expenditures made by members of the Consolidated Group during such period in respect of costs incurred to remediate environmental issues with respect to Properties (net of the aggregate amount of cash received by members of the Consolidated Group during such period from any available State environmental funds in respect of any such environmental issues) and (ii) the aggregate amount of fees and expenses paid by members of the Consolidated Group during such period to legal and other professional advisors engaged to represent or otherwise advise one or more members of the Consolidated Group in connection with (A) litigations or proceedings (whether judicial, administrative or other) concerning environmental issues with respect to Properties and (B) investigations, audits and similar inquiries of any Governmental Authority with respect to Properties and (b) for any one fiscal quarter period, an amount equal to the amount determined in accordance with the preceding immediately clause (a) for the four fiscal quarter period ending on the last day of such one fiscal quarter period, divided by four (4).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means any Subsidiary of the Borrower that:

(a) does not own or ground lease all or any portion of any Unencumbered Eligible Property,

(b) does not, directly or indirectly, own all or any portion of the Equity Interests of any Subsidiary of the Borrower that owns an Unencumbered Eligible Property,

(c) is not a borrower, guarantor or otherwise liable under or in respect of Indebtedness under any Note Document or any other Unsecured Indebtedness; and

(d) either:

(i) is not a Wholly-Owned Subsidiary of the Borrower, or

(ii) is a borrower or guarantor of Secured Indebtedness owed to a non-affiliate (or a direct or indirect parent of such borrower or guarantor (other than the Borrower)), and the terms of such Secured Indebtedness prohibit such Subsidiary from becoming a Guarantor; or

(iii) does not own any assets.

Upon any Subsidiary which is a Guarantor and was not previously an Excluded Subsidiary becoming an Excluded Subsidiary (including, without limitation, as a result of the removal of the Property owned by such Subsidiary as an Unencumbered Eligible Property as contemplated in the definition of “Unencumbered Property Criteria”), such Subsidiary shall, upon the request of the Borrower, be released as a Guarantor; provided, that at the time of, and after giving effect to, such release (x) no Default or Event of Default shall be existing, (y) no amount is then due and payable under the Guaranty and (z) the Administrative Agent shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (x) and (y) above and certifying that such Subsidiary constitutes an Excluded Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Maturity Date” has the meaning specified in Section 2.14(a).

“Extension Notice” has the meaning specified in Section 2.14(a).

“Extension Effective Date” has the meaning specified in Section 2.14(b).

“Facility” means the Closing Date Term Loan Facility, the Delayed Draw Term Loan Facility or any Incremental Term Loan Facility, as the context may require.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of the Loan Documents.

“Fee Letter” means the letter agreement, dated September 11, 2023, among the Borrower, Bank of America and BofA Securities, Inc.

“Fitch” means Fitch, Inc. and any successor thereto.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAR (less any cash payments made in respect of Environmental Expenses made during the then most recently ended period of four fiscal quarters to the extent not already deducted in the calculation of Consolidated EBITDAR) (exclusive of non-cash GAAP adjustments related to Environmental Expenses) as of the end of the most recently ended fiscal quarter, to (b) the sum of all interest incurred (accrued, paid or capitalized and determined based upon the actual interest rate), plus regularly scheduled principal payments paid with respect to Indebtedness (excluding optional prepayments and balloon principal payments due on maturity in respect of any Indebtedness), plus rent expenses (exclusive of non-cash rental expense adjustments), plus dividends on preferred stock or preferred minority interest distributions, with respect to this clause (b), all calculated with respect to the then most recently ended fiscal quarter and multiplied by four (4), and, with respect to both clauses (a) and (b), all determined on a consolidated basis in accordance with GAAP.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to any period and without double counting, an amount equal to the Consolidated Net Income of the Borrower and its Subsidiaries for such period, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures; provided that “Funds From Operations” shall exclude impairment charges, charges from the early extinguishment of indebtedness and other non-cash charges as evidenced by a certification of a Responsible Officer of the Borrower containing calculations in reasonable detail satisfactory to the Administrative Agent. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect “Funds From Operations” on the same basis. In addition, “Funds from Operations” shall be adjusted to remove any impact of the expensing of acquisition costs pursuant to FAS 141 (revised), as issued by the Financial Accounting Standards Board in December of 2007, and effective January 1, 2009, including, without limitation, (i) the addition to Consolidated Net Income of costs and expenses related to ongoing consummated acquisition transactions during such period; and (ii) the subtraction from Consolidated Net Income of costs and expenses related to acquisition transactions terminated during such period.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Green Project” means a project that is for environmentally-friendly purpose that aligns with one of the four core components of the Green Loan Principles published by the Loan Syndications and Trading Association, together with the Asia Pacific Loan Market Association and the Loan Market Association.

“Guarantee” means, as to any Person, (without duplication with respect to such Person) (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning. Customary Non-Recourse Carve-Outs shall not, in and of themselves, be considered to be a Guarantee unless demand has been made for the payment or performance of such Customary Non-Recourse Carve-Outs.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, (a) each Subsidiary of the Borrower on the Closing Date, other than Excluded Subsidiaries and Subsidiaries that do not own any assets on the Closing Date, which Subsidiaries will be deemed to be Excluded Subsidiaries until the date on which such Subsidiary acquires any assets, at which time such Subsidiary will automatically cease to be an Excluded Subsidiary, (b) each Subsidiary that is, or is required to become, a “Guarantor” under and pursuant to the terms of any Note Document, any Additional Note Agreement or any document evidencing or governing Unsecured Indebtedness and (c) each other Subsidiary of the Borrower that joins as a Guarantor pursuant to Section 6.12 or otherwise, in each case under clauses (a), (b) and (c) together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors under Article X in favor of the Administrative Agent and the Lenders.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning specified in Section 2.15(c).

“Incremental Facilities” has the meaning specified in Section 2.15(a).

“Incremental Term Loan” means an advance made by an Incremental Term Loan Lender under an Incremental Term Loan Facility.

“Incremental Term Loan Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and in the case of Term SOFR Loans, having the same Interest Period made by each of the Incremental Term Loan Lenders pursuant to the applicable Incremental Term Loan Facility Amendment.

“Incremental Term Loan Commitment” means, as to each Incremental Term Loan Lender with respect to any Incremental Term Loan Facility, its obligation to make Incremental Term Loans to the Borrower pursuant to Section 2.15(e) in an aggregate principal amount not to exceed the amount set forth opposite such Incremental Term Loan Lender’s name on the applicable schedule to the Incremental Term Loan Facility Amendment establishing such Incremental Term Loan Facility or opposite such caption in the Assignment and Assumption or New Lender Joinder Agreement pursuant to which such Incremental Term Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Term Loan Facility” means (a) at any time prior to the making of any tranche of Incremental Term Loans to the Borrower pursuant to Section 2.15(e), the aggregate Incremental Term Loan Lenders’ Incremental Term Loan Commitments of such tranche at such time and (b) at any time after the making of such Incremental Term Loans, the aggregate amount of Incremental Term Loans of all Incremental Term Loan Lenders with respect to such Incremental Term Loan Facility outstanding at any time.

“Incremental Term Loan Facility Amendment” has the meaning specified in Section 2.15(d).

“Incremental Term Loan Increase” has the meaning specified in Section 2.15(a).

“Incremental Term Loan Lender” means, at any time, any Lender that holds an Incremental Term Loan or an Incremental Term Loan Commitment.

“Incremental Term Note” means a promissory note made by the Borrower in favor of an Incremental Term Loan Lender evidencing Incremental Term Loans made by such Lender, substantially in the form of Exhibit B.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business that are not past due for more than 60 days);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capitalized Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (valued, in the case of a redeemable preferred Equity Interest, at its voluntary or involuntary liquidation preference plus accrued and unpaid dividends);

(h) [reserved]; and

(i) all Guarantees of such Person in respect of any of the foregoing, excluding guarantees of Non-Recourse Indebtedness for which recourse is limited to liability for Customary Non-Recourse Carve-Outs.

For all purposes hereof, (i) Indebtedness shall include the Consolidated Group’s Ownership Share of the foregoing items and components attributable to Indebtedness of Unconsolidated Affiliates and (ii) the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or a limited partnership in which such Person is a limited partner and not a general partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Indirect Owner” has the meaning specified in the definition of “Unencumbered Property Criteria”.

“Information” has the meaning specified in Section 11.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, excluding lease intangibles but including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Expense” means, for any period with respect to any Person, without duplication, total interest expense of such Person and its consolidated Subsidiaries determined in accordance with GAAP (including for the avoidance of doubt interest attributable to Capitalized Leases).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan or Daily SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Daily SOFR Loan, the last Business Day of each calendar month and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in the applicable Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (d) the purchase, acquisition or other investment in any real property or real property-related assets (including, without limitation, mortgage loans and other real estate-related debt investments, investments in land holdings, and costs to construct real property assets under development). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Grade Credit Rating” means receipt of at least two Debt Ratings of Baa3 or better from Moody’s or BBB- or better from S&P or Fitch.

“Investment Grade Pricing Effective Date” means the first Business Day following the date on which the Borrower has (a) obtained an Investment Grade Credit Rating and (b) delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) certifying that an Investment Grade Credit Rating has been obtained by the Borrower and is in effect (which certification shall also set forth the Debt Rating received, if any, from each Rating Agency as of such date) and (ii) notifying the Administrative Agent that the Borrower has irrevocably elected to have the Ratings-Based Applicable Rate apply to the pricing of the Facilities.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law. For purposes of Section 3.01, the term “Laws” includes FATCA.

“Lease” means a lease, sublease and/or occupancy or similar agreement under which the Borrower or any Subsidiary is the landlord (or sub-landlord) or lessor (or sub-lessor) the terms of which provide for a Person that is not an Affiliate of the Borrower to occupy or use any Real Property, or any part thereof, whether now or hereafter executed and all amendments, modifications or supplements thereto

“Lender” and “Lenders” have the meanings specified in the first introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Leverage-Based Applicable Rate” means, for any day, with respect to any SOFR Loan or Base Rate Loan, as the case may be, the applicable rate per annum set forth below, based upon the range into which the ratio of Consolidated Total Indebtedness to Total Asset Value then falls in accordance with the following table:

Pricing Level	Ratio of Consolidated Total Indebtedness to Total Asset Value	SOFR Loans	Base Rate Loans
Category 1	< 40%	1.30%	0.30%
Category 2	≥ 40% and < 45%	1.40%	0.40%
Category 3	≥ 45% and < 50%	1.55%	0.55%
Category 4	≥ 50% and < 55%	1.70%	0.70%
Category 5	> 55%	1.90%	0.90%

The ratio of Consolidated Total Indebtedness to Total Asset Value shall be determined as of the end of each fiscal quarter based on the financial statements and related Compliance Certificate delivered pursuant to Section 6.01 and Section 6.02(a), respectively, in respect of such fiscal quarter, and each change in rates resulting from a change in the ratio of Consolidated Total Indebtedness to Total Asset Value shall be effective from and including the day when the Administrative Agent receives such financial statements and related Compliance Certificate indicating such change but excluding the effective date of the next such change; provided that, if either the financial statements or related Compliance Certificate are not delivered when due in accordance with Section 6.01 and Section 6.02(a), respectively, then the highest pricing (at Pricing Level Category 5) shall apply as of the first Business Day after the date on which such financial statements and related Compliance Certificate were required to have been delivered and shall continue to apply until the first Business Day immediately following the date such financial statements and related Compliance Certificate required by Section 6.01 and Section 6.02(a), respectively, are delivered, whereupon the Leverage-Based Applicable Rate shall be adjusted based upon the calculation of the ratio of Consolidated Total Indebtedness to Total Asset Value contained in such Compliance Certificate. The Leverage-Based Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date financial statements and a Compliance Certificate are required to be delivered pursuant to Section 6.01 and Section 6.02(a), respectively, for the fiscal quarter ending December 31, 2023 shall be determined based on the ratio of Consolidated Total Indebtedness to Total Asset Value as set forth in the Pro Forma Closing Date Compliance Certificate. Notwithstanding anything to the contrary contained in this definition, the determination of the Leverage-Based Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, negative pledge (other than any negative pledge which is a Permitted Pari Passu Provision or is a negative pledge which is contemplated pursuant to clause (B) of Section 7.09), or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, each Incremental Term Loan Facility Amendment, the Fee Letter, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Management Fees” means, with respect to each Property for any period, an amount equal to two percent (2.0%) per annum on the aggregate rent (including base rent and percentage rent) due and payable under leases with respect to such Property.

“Material Acquisition” means one or more acquisitions consummated during any calendar quarter by the Borrower or any of its consolidated Subsidiaries of assets of, or constituting, a Person that is not an Affiliate of the Borrower (whether by purchase of such assets, purchase of

Person(s) owning such assets or some combination thereof) with a minimum aggregate gross purchase price at least equal to $100,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material adverse effect on the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of the Loan Parties taken as a whole to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Credit Facility” means, as to the Borrower and its Subsidiaries, (a) the AIG Note Purchase Agreement, the Barings Note Purchase Agreement, the MetLife Note Purchase Agreement and the Prudential Note Purchase Agreement, the Revolving Credit Agreement and (b) any other agreement(s) or arrangement(s) creating or evidencing indebtedness for borrowed money entered into on or after the Closing Date by the Borrower or any Subsidiary, or in respect of which the Borrower or any Subsidiary is an obligor or otherwise provides a guarantee, security or other credit support (each, a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency), as the same may be amended, supplemented or modified from time to time and any successor or replacement agreement or arrangement; and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Maturity Date” means (a) with respect to the Closing Date Term Loan Facility and the Delayed Draw Term Loan Facility, October 17, 2025, subject to extension in accordance with Section 2.14, and (b) with respect to any Incremental Term Loan Facility, the maturity date set forth in the Incremental Term Loan Amendment establishing such Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“MetLife Note Purchase Agreement” means that certain Note Purchase and Guarantee Agreement, dated as of June 21, 2018, among the Borrower, certain Subsidiaries of the Borrower as Subsidiary Guarantors, Metropolitan Life Insurance Company and certain affiliates thereof, as Purchasers, as in effect on the Closing Date.

“MetLife Note Documents” means, collectively, (i) the MetLife Note Purchase Agreement and (ii) the other Financing Documents (as defined in the MetLife Note Purchase Agreement) as in effect on the Closing Date.

“Minimum Lease Term Requirement” means at any time, that the then average weighted remaining term of all Leases pertaining to Unencumbered Eligible Properties, excluding extension options (which have not yet been exercised such that the Lease term has been extended to reflect such exercise), is at least five (5) years. For purposes of the foregoing, the remaining term of a Lease pertaining to an Unencumbered Eligible Property shall be weighted based on the rent

(including base rent and percentage rent) due and payable thereunder relative to the rent (including base rent and percentage rent) of all Leases pertaining to Unencumbered Eligible Properties.

“Minimum Property Condition” means, at any time, the aggregate Unencumbered Asset Value of all Unencumbered Eligible Properties is at least $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“NOI” means, with respect to any Property for any period, property rental and other income derived from the operation of such Property from Qualified Tenants paying rent (including, base rent, percentage rent and any additional rent in the nature of expense reimbursements or contributions made by Qualified Tenants to a member of the Consolidated Group for insurance premiums, real estate taxes, common area expenses or similar items) as determined in accordance with GAAP, minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Property for such period, including, without limitation, Management Fees, Environmental Expenses and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding (a) any general and administrative expenses related to the operation of the Borrower and its Subsidiaries, (b) any interest expense or other debt service charges, (c) any non-cash charges such as depreciation or amortization of financing costs and (d) for avoidance of doubt, any such items of expense which are payable directly by any Qualified Tenant under the terms of its Lease which may include insurance premiums, real estate taxes and/or common area charges.

“New Lender Joinder Agreement” has the meaning specified in Section 2.15(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders, all Lenders of a Facility or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders, the Required Closing Date Term Lenders, the Required Delayed Draw Term Lenders, or the Required Incremental Term Loan Lenders, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Recourse Indebtedness” means, with respect to a Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Non-Recourse Carve-Outs, (b) if such Person is a Single Asset Entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness of such Single Asset Holding Company resulting from a Guarantee of, or Lien securing, Indebtedness of a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) the holder of such Indebtedness may not look to such Single Asset Holding Company personally for repayment, other than to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or pursuant to Customary Non-Recourse Carve-Outs or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash or Cash Equivalents and other assets of nominal value incidental to the ownership of such Single Asset Entity.

“Note” means a Closing Date Term Note, Delayed Draw Term Note or an Incremental Term Note, as the context may require.

“Note Documents” means, collectively, the Prudential Note Documents, the MetLife Note Documents, the AIG Note Documents and the Barings Note Documents.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit I or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing in clause (a) above that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties pursuant to an express right to do so which is provided for under the provisions of this Agreement or any other Loan Document.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly-Owned Subsidiary thereof) or any Unconsolidated Affiliate of a Person, such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, limited liability company agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate. For avoidance of doubt, the Consolidated Group’s Ownership Share of any income or liability of the Borrower or a Wholly-Owned Subsidiary of the Borrower, or any asset that is Wholly-Owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower, shall be 100%.

“Pari Passu Obligations” means Unsecured Indebtedness (exclusive of the Obligations) of the Borrower or any Guarantor owing to a Person that is not the Borrower or an Affiliate thereof.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Businesses” means the business of owning, leasing and managing gasoline stations, convenience store properties and other retail real properties (including, for the avoidance of doubt, quick service or other casual restaurants and auto service and auto parts stores), and any other single-tenant net lease business, and business activities reasonably related to the foregoing (including the creation or acquisition of any interest in any Subsidiary (or entity that following such creation or acquisition would be a Subsidiary) for the purpose of conducting the foregoing activities), in each case that are permitted for real estate investment trusts under the Code.

“Permitted Equity Encumbrances” means Liens for taxes, assessments or governmental charges which are (a) immaterial to the Borrower and its Subsidiaries, taken as a whole, (b) not overdue for a period of more than thirty (30) days or (c) being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

“Permitted Pari Passu Provisions” means provisions that are contained in documentation evidencing or governing Pari Passu Obligations which provisions are the result of (a) limitations on the ability of the Borrower or a Subsidiary to make Restricted Payments or transfer property to the Borrower or any Guarantor which limitations are not, taken as a whole, materially more restrictive than those contained in this Agreement, (b) limitations on the creation of any Lien on any assets of a Person that are not, taken as a whole, materially more restrictive than those contained in this Agreement or any other Loan Document or (c) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.

“Permitted Property Encumbrances” means:

(a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP.

(b) easements, rights-of-way, sewers, electric lines, telegraph and telephone lines, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances affecting real property which (i) to the extent existing with respect to an Unencumbered Eligible Property, do not constitute the occurrence of an event or circumstance that would reasonably be expected to result in a material adverse effect with respect to the use, operations or marketability of such Unencumbered Eligible Property or (ii) to the extent existing with respect to a Property that is not an Unencumbered Eligible Property, could not reasonably be expected to have a Material Adverse Effect;

(c) mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or are being contested in good faith and by appropriate actions or proceedings diligently conducted (which actions or proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(d) any interest or right of a lessee of a Property under leases entered into in the ordinary course of business of the applicable lessor; and

(e) rights of lessors under Eligible Ground Leases.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan Assets” means “plan assets” as defined in the Plan Assets Regulation.

“Plan Assets Regulation” means 29 C.F.R. Section 2510.3-101, et seq., as modified by Section 3(42) of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pro Forma Closing Date Compliance Certificate” has the meaning specified in Section 4.01(a)(ix).

“Property” means any Real Property which is owned or ground leased by the Borrower or a Subsidiary thereof.

“Prudential Note Purchase Agreement” means that certain Sixth Amended and Restated Note Purchase and Guarantee Agreement, dated as of February 22, 2022, among the Borrower, certain Subsidiaries of the Borrower as Subsidiary Guarantors, The Prudential Insurance Company of America and certain affiliates thereof, as Purchasers, as in effect on the Closing Date.

“Prudential Note Documents” means, collectively, (i) the Prudential Note Purchase Agreement and (ii) the other Financing Documents (as defined in the Prudential Note Purchase Agreement) as in effect on the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Affiliate” means one or more banks, finance companies, insurance or other financial institutions which (a) (i) has (or, in the case of a bank or other financial institution which is a subsidiary, such bank's or financial institution's parent has) a rating of its senior unsecured debt obligations of not less than Baa1 by Moody’s or a comparable rating by a rating agency acceptable to Administrative Agent or (ii) has total assets in excess of one billion dollars ($1,000,000,000) and (b) except with respect to a pension advisory firm or similar fiduciary, has capital/statutory surplus or shareholder's equity in excess of $500,000,000.

“Qualified Tenant” means , at any time, a tenant under a Lease of Property that meets the following criteria: (a) either such tenant is itself in occupancy of such Property or, if such Property is occupied by subtenants of such tenant, no member of the Consolidated Group has reason to believe that the failure of such subtenants to occupy such Property would reasonably be expected to result in such tenant defaulting its monetary obligations under the Lease of such Property to which it is a party as lessee, (b) such tenant is not subject to any proceedings under Debtor Relief Laws, (c) such tenant is not more than one month in arrears on its rent payments due under the Lease of such Property to which it is a party as lessee, and (d) if such tenant has one or more sub-tenants, neither the Borrower nor any of its Subsidiaries has actual knowledge, without inquiry or investigation, of any monetary defaults by such sub-tenant(s) under its sublease with such tenant that would reasonably be expected to result in such tenant defaulting its monetary obligations under the Lease of such Property to which it is a party as lessee.

“Rating Agency” means any of S&P, Fitch or Moody’s.

“Ratings-Based Applicable Rate” means, for any day, with respect to any SOFR Loan or Base Rate Loan, the applicable rate per annum set forth below, based upon the range into which the Debt Ratings then fall, in accordance with the following table:

Pricing Levels	Debt Rating	SOFR Loans	Base Rate Loans
Category 1	≥A- / A3	0.850%	0.000%
Category 2	BBB+ / Baa1	0.925%	0.000%
Category 3	BBB / Baa2	1.050%	0.050%
Category 4	BBB- / Baa3	1.300%	0.300%
Category 5	< BBB- / Baa3 and unrated	1.700%	0.700%

If at any time the Borrower has only two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the higher of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the rating that is one higher than the lower of the applicable Debt Ratings were used. If at any time the Borrower has three (3) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest and the lowest such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the highest of the Debt Ratings were used; and (B) if the difference between such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest Debt Ratings were used, provided that if such average is not a recognized rating category, then the Ratings-Based Applicable Rate shall be the rate per annum that would be applicable if the second highest Debt Rating of the three were used. If the Borrower has fewer than two Debt Ratings at any time after the occurrence of the Investment Grade Pricing Effective Date, then the Ratings-Based Applicable Rate shall be determined based on Pricing Level Category 5.

Initially, the Ratings-Based Applicable Rate shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date.” Thereafter, each change in the Ratings-Based Applicable Rate resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(g) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Real Property” as to any Person means all of the right, title, and interest of such Person in and to land, improvements, and fixtures.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recourse Indebtedness” means Indebtedness, other than Indebtedness under the Loan Documents, that is not Non-Recourse Indebtedness; provided that personal recourse for Customary Non-Recourse Carve-Outs shall not, by itself, cause such Indebtedness to be characterized as Recourse Indebtedness.

“Register” has the meaning specified in Section 11.06(c).

“REIT Status” means, with respect to any Person, the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the environment, or into, from or through any building, structure or facility.

“Relevant Payment” has the meaning specified in Section 10.10.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Closing Date Term Lenders” means, as of any date of determination, Closing Date Term Lenders holding more than 50% of the Closing Date Term Loan Facility on such date; provided that the portion of the Closing Date Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Closing Date Term Lenders.

“Request for Credit Extension” means a Committed Loan Notice.

“Required Delayed Draw Term Lenders” means, as of any date of determination, Delayed Draw Term Lenders holding more than 50% of the Delayed Draw Term Loan Facility on such date; provided that the portion of the Delayed Draw Term Loan Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term Lenders.

“Required Financial Information” means, with respect to each fiscal period or quarter of the Borrower (a) the financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and (b) the Compliance Certificate required to be delivered to the Administrative Agent pursuant to Section 6.02(a).

“Required Incremental Term Loan Lenders” means, as of any date of determination with respect to any Incremental Term Loan Facility, Incremental Term Loan Lenders having Incremental Term Loans representing more than 50% of the applicable Incremental Term Loan Facility. The portion of the applicable Incremental Term Loan Facility held by any Defaulting Lender shall be disregarded in determining Required Incremental Term Loan Lenders at any time.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings, (b) aggregate unfunded portion of the Delayed Draw Term Loan Commitments and (c) Incremental Term Loans. Loans, Commitments and the portion of each Incremental Term Loan Facility held by any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer or controller of a Loan Party and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of October 27, 2021, among Borrower, certain Subsidiaries of Borrower as Subsidiary Guarantors, Bank of America, N.A., as administrative agent, and the financials institutions party thereto from time to time as lenders, as in effect on the Closing Date.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“S&P” means S&P Global Ratings, a division of S&P Global, and any successor to its rating agency business.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means Indebtedness of any Person that is secured by a Lien on any asset (including without limitation any Equity Interest) owned or leased by the Borrower, any Subsidiary thereof or any Unconsolidated Affiliate, as applicable; provided that a negative pledge shall not, in and of itself, cause any Indebtedness to be considered to be Secured Indebtedness.

“Securities” and “Security” shall have the meanings specified in section 2(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder from time to time in effect.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Consolidated Group as of that date determined in accordance with GAAP.

“Significant Subsidiary” means, on any date of determination, each Subsidiary or group of Subsidiaries of the Borrower (a) whose total assets as of the last day of the then most recently ended fiscal quarter were equal to or greater than 10% of the Total Asset Value at such time, or (b) whose gross revenues were equal to or greater than 10% or more of the consolidated revenues of the Borrower and its Subsidiaries for the then most recently ended period of four fiscal quarters (it being understood that all such calculations shall be determined in the aggregate for all Subsidiaries of the Borrower subject to any of the events specified in clause (f), (g) or (h) of Section 8.01).

“Single Asset Entity” means a Person (other than an individual) that (a) only owns or leases a Property and/or cash or Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of such Property; (b) is engaged only in the business of owning, developing and/or leasing such Property; and (c) receives substantially all of its gross revenues from such Property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash or Cash Equivalents and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).

“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Adjustment” means 0.10% (10 basis points) per annum.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to the Administrative Agent.

“SOFR Loan” means a Term SOFR Loan or a Daily SOFR Loan, as applicable.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower, substantially in the form of Exhibit H.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supermajority Lenders” means, as of any date of determination, Lenders holding more than 66-2/3% of the sum of the (a) Total Outstandings, (b) aggregate unfunded portion of the

Delayed Draw Term Loan Commitments and (c) Incremental Term Loans. Loans, Commitments and the portion of each Incremental Term Loan Facility held by any Defaulting Lender shall be disregarded in determining Supermajority Lenders at any time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means JPMorgan Chase Bank, N.A., Capital One, National Association and TD Bank, N.A., each in its capacity as a co-syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case plus the SOFR Adjustment; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day;

provided, that if Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, Term SOFR shall be deemed zero for purposes of the Loan Documents.

“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Threshold Amount” means (a) with respect to Recourse Indebtedness of any Person, $30,000,000, (b) with respect to Non-Recourse Indebtedness of any Person, $75,000,000 and (c) with respect to the Swap Termination Value owed by any Person, $30,000,000.

“Total Asset Value” means, on any date of determination, the sum (without duplication) of (a) the Consolidated Group’s Ownership Share of NOI for the period of four full fiscal quarters ended on or most recently ended prior to such date (excluding the Consolidated Group’s Ownership Share of NOI for any Property not owned or leased for the entirety of such four fiscal quarter period), and divided by the Cap Rate, (b) the aggregate cash acquisition price paid to a Person that is not an Affiliate of the Borrower for Properties (other than unimproved land, or properties that are under construction or otherwise under development and not yet substantially complete) that were owned, or ground leased pursuant to an Eligible Ground Lease, as of the last day of the fiscal quarter ended on or most recently ended prior to such date for a period less than four full fiscal quarters, plus the amount of capital expenditures actually spent by the Borrower or a consolidated Subsidiary thereof in connection with such Properties, (c) Cash and Cash Equivalents, (d) investments in marketable securities, valued at the lower of GAAP book value or “market” as of the end of the fiscal quarter ended on or most recently ended prior to such date, (e) the aggregate GAAP book value of all unimproved land and properties that are under construction or otherwise under development and not yet substantially complete owned or leased as of the last day of the fiscal quarter ended on or most recently ended prior to such date and (f) the aggregate GAAP book value of mortgage notes receivable as of the last day of the fiscal quarter ended on or most recently ended prior to such date. The Consolidated Group’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in clauses (c) and (d) above) will be included in the calculation of Total Asset Value on a basis consistent with the above described treatment for Wholly-Owned assets; provided, that notwithstanding the foregoing, for purposes of calculating Total Asset Value at any time, Investments in excess of the following limitations on specific classes of Investments shall be excluded from such calculations, but, for avoidance of doubt, shall not be a Default or Event of Default:

(i) purchase money mortgages or other financing provided to Persons in connection with the sale of a Property, in an aggregate amount in excess of ten percent (10%) of Total Asset Value;

(ii) purchasing, originating and owning loans (excluding loans described in clause (i) above) secured by mortgages or deeds of trust on one or more Real Properties that are described in the definition of Permitted Businesses, in an aggregate amount in excess of fifteen percent (15%) of Total Asset Value;

(iii) Investments in unimproved land in an aggregate amount in excess of ten percent (10%) of Total Asset Value;

(iv) Investments in marketable securities traded on the New York Stock Exchange (NYSE), the American Stock Exchange (AMEX) or NASDAQ (National Market System Issues only) in an aggregate amount in excess of five percent (5%) of the Total Asset Value;

(v) Investments in Unconsolidated Affiliates (excluding investments described in clause (iv) above) in an aggregate amount in excess of five percent (5%) of Total Asset Value;

(vi) Investments in Real Property under development (i.e., a property which is being developed for which a certificate of occupancy (or other equivalent thereof issued under applicable local law) has not been issued) in an aggregate amount in excess of ten percent (10%) of the Total Asset Value;

(vii) Investments in multi-tenant retail businesses in an aggregate amount in excess of ten percent (10%) of the Total Asset Value; and

(viii) Investments of the types set forth in clauses (i) through (vii) above in an aggregate amount in excess of thirty percent (30%) of the Total Asset Value.

Determinations of whether an Investment causes one of the above limitations to be exceeded will be made after giving effect to the subject Investment, and the value of any Investment will be determined in the manner set forth in clauses (a) through (f) of this definition.

“Total Outstandings” means, at any time, the then aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Daily SOFR Loan or a Term SOFR Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential

Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unconsolidated Affiliate” means, at any date, any Person (x) in which any member of the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Borrower on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the Borrower under GAAP.

“Unencumbered Asset Value” means, as of any date of determination, the sum of

(a) (i) the aggregate Unencumbered NOI from Unencumbered Eligible Properties owned, or ground leased pursuant to an Eligible Ground Lease, for the period of four full fiscal quarters ended on or most recently ended prior to such date, divided by (ii) the Cap Rate; and

(b) the sum of (i) the aggregate cash acquisition price paid to a Person that is not an Affiliate of the Borrower for all Unencumbered Eligible Properties that were owned, or ground leased pursuant to an Eligible Ground Lease, as of the last day of the fiscal quarter ended on or most recently ended prior to such date for a period less than four full fiscal quarters, plus (ii) an amount equal to the lesser of (A) the amount of capital expenditures actually spent by the Borrower or a consolidated Subsidiary thereof in connection with such Unencumbered Eligible Properties and (B) ten percent (10%) of the aggregate cash acquisition price paid for such Unencumbered Eligible Properties as referred to in clause (b)(i) above;

provided, however that (x) not more than fifteen percent (15%) of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are subject to Eligible Ground Leases (rather than Wholly-Owned in fee simple), with any excess over the foregoing limit being excluded from Unencumbered Asset Value and (y) not more than fifteen percent (15%) of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are not an operating gasoline station, a convenience store or another Permitted Business operating adjacent to or in connection with an operating gasoline station or convenience store owned or ground leased by the Consolidated Group.

“Unencumbered Eligible Property” has the meaning specified in the definition of “Unencumbered Property Criteria”.

“Unencumbered Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Unencumbered NOI for all Unencumbered Eligible Properties for such fiscal quarter to (b) Unsecured Interest Expense for such fiscal quarter.

“Unencumbered NOI” means, as for any period, the aggregate NOI that is attributable to all Unencumbered Eligible Properties owned, or ground leased pursuant to an Eligible Ground Lease, during such period; provided, that not more than 30% of the aggregate Unencumbered NOI for all Unencumbered Eligible Properties at any time may come from any single tenant (together with its Affiliates), with any excess over the foregoing limit being excluded from such aggregate Unencumbered NOI.

“Unencumbered Property Criteria” in order for any Property to be included as an Unencumbered Eligible Property it must be designated as such by the Borrower and must meet and continue to satisfy each of the following criteria (each such property that is so designated and meets such criteria being referred to as an “Unencumbered Eligible Property”):

(a) the Property is operated as a Permitted Business;

(b) the Property is Wholly-Owned in fee simple directly by, or is ground leased pursuant to an Eligible Ground Lease directly to, the Borrower or a Guarantor;

(c) each Unencumbered Property Subsidiary with respect to the Property must be a Wholly-Owned Subsidiary of the Borrower and be a Guarantor;

(d) each Unencumbered Property Subsidiary with respect to the Property must be organized in a state within the United States of America or in the District of Columbia, and the Property itself must be located in a state within the United States of America or in the District of Columbia;

(e) the Equity Interests of each Unencumbered Property Subsidiary with respect to such Property are not subject to any Liens (including, without limitation, any restriction contained in the organizational documents of any such Subsidiary that limits the ability to create a Lien thereon as security for indebtedness, but excluding any negative pledge under the Loan Documents or which is a Permitted Pari Passu Provision or is a negative pledge which is contemplated pursuant to clause (B) of Section 7.09) other than Permitted Equity Encumbrances;

(f) the Property is not subject to any ground lease (other than an Eligible Ground Lease), Lien or any restriction (other than any negative pledge under the Loan Documents or which is a Permitted Pari Passu Provision or is a negative pledge which is contemplated pursuant to clause (B) of Section 7.09) on the ability of the Borrower and each Unencumbered Property Subsidiary with respect to such Property to transfer or encumber such property or income therefrom or proceeds thereof (other than Permitted Property Encumbrances);

(g) the Property does not have any title, survey, environmental, structural, architectural or other defects that would interfere with the use of such Property for its intended purpose in any material respect and shall not be subject to any condemnation or similar proceeding;

(h) no Unencumbered Property Subsidiary with respect to such Property shall be subject to any proceedings under any Debtor Relief Law;

(i) no Unencumbered Property Subsidiary with respect to such Property shall incur or otherwise be liable for any Indebtedness (other than (x) Indebtedness under the Loan Documents, (y) Unsecured Indebtedness (whether as a borrower, guarantor or other obligor) and (z) in the case of an Unencumbered Property Subsidiary that indirectly owns all or any portion of an Unencumbered Eligible Property (an “Indirect Owner”), unsecured guaranties of Non-Recourse Indebtedness of a Subsidiary thereof for which recourse to such Indirect Owner is contractually limited to liability for Customary Non-Recourse Carve-Outs); and

(j) the business(es) operated at such Property would not, in the reasonable judgment of the Administrative Agent, reasonably be expected to cause Administrative Agent or any Lender to violate any Applicable Law or applicable regulation.

“Unencumbered Property Subsidiary” means each Subsidiary of the Borrower that owns, or ground leases, directly or indirectly, all or a portion of any Unencumbered Eligible Property.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash and Cash Equivalents” means on any date, the sum of: (a) the aggregate amount of unrestricted cash then held by the Borrower or any of its Subsidiaries (as set forth on the Borrower’s balance sheet for the then most recently ended fiscal quarter), plus (b) the aggregate amount of unrestricted Cash Equivalents (valued at fair market value) then held by the Borrower or any of its Subsidiaries. As used in this definition, “Unrestricted” means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person.

“Unsecured Debt Facility” means Unsecured Indebtedness of any Person that is of a type described in clause (a), (b) or (c) of the definition of “Indebtedness” or is a Guarantee of any such Unsecured Indebtedness. For the avoidance of doubt, with respect to any Unsecured Debt Facility of the type described in clause (c) of the definition of “Indebtedness”, Unsecured Debt Facility shall not include any underlying Secured Indebtedness that is the subject of such Swap Contract or any documentation with respect to any such underlying Secured Indebtedness that is the subject of such Swap Contract.

“Unsecured Indebtedness” means Indebtedness of any Person that is not Secured Indebtedness.

“Unsecured Interest Expense” means, for any period, the portion of Consolidated Interest Expense for such period attributable to Unsecured Indebtedness equal to the actual interest expense incurred in respect thereof during such period.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Wholly-Owned” means with respect to the ownership by any Person of any Property, that one hundred percent (100%) of the title to such Property is held in fee directly or indirectly by, or one hundred percent (100%) of such Property is ground leased pursuant to an Eligible Ground Lease directly or indirectly by, such Person.

“Wholly-Owned Subsidiary” means, with respect to any Person on any date, any corporation, partnership, limited liability company or other entity of which one hundred percent (100%) of the Equity Interests and one hundred percent (100%) of the ordinary voting power are, as of such date, owned and Controlled, directly or indirectly, by such Person.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable U.K. Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any member of the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day References. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 [Intentionally Omitted].

1.07 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans.

(a) Closing Date Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Closing Date Term Lender severally agrees to make a single loan (each such loan, a “Closing Date Term Loan”) to the Borrower on the Closing Date, in an amount equal to such Lender’s Closing Date Term Loan Commitment. Each Closing Date Term Borrowing on the Closing Date shall consist of Closing Date Term Loans made simultaneously by the Closing Date Term Lenders in accordance with their respective Applicable Percentages of the Closing Date Term Loan Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Delayed Draw Term Loan Borrowing. Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally agrees to make one or more loans (each such loan, a “Delayed Draw Term Loan”) to the Borrower on any single Business Day during the Availability Period (the “Delayed Draw Funding Date”), in an aggregate amount not to exceed such Delayed Draw Term Lender’s Delayed Draw Term Loan Commitment. Each Delayed Draw Term Loan Borrowing on the Delayed Draw Funding Date shall consist of Delayed Draw Term Loans made simultaneously by the Delayed Draw Term Lenders in accordance with their respective Applicable Percentages of the Delayed Draw Term Loan Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) Incremental Term Loan Borrowings. Subject to the terms and conditions set forth herein and in an Incremental Term Loan Facility Amendment, each Incremental Term Loan Lender severally agrees to make a single Loan to the Borrower on the applicable Increase Effective Date in an amount equal to such Lender’s Incremental Term Loan Commitment. Each Incremental Term Loan Borrowing shall consist of Incremental Terms Loans made simultaneously by the Incremental Term Loan Lenders in accordance with their respective Applicable Percentages of such Incremental Term Loan Facility. Amounts borrowed under this Section 2.01(c) and the related Incremental Term Loan Facility Amendment and repaid or prepaid may not be reborrowed. Incremental Term Loans may be of such types as set forth in the related Incremental Term Loan Facility Amendment.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to another, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Committed Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Daily SOFR Loans or Base Rate Committed Loans, and (ii) on the requested date of any Committed Borrowing of Daily SOFR Loans or Base

Rate Committed Loans. Each Committed Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $2,500,000; provided that all Committed Borrowings of, conversions to and continuations of Term SOFR Loans requested to occur on the same Business Day shall be aggregated for purposes of determining whether such minimum principal amount requirement is satisfied. Each Committed Borrowing of or conversion to Base Rate Committed Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; provided that all Committed Borrowings of and conversions to Base Rate Committed Loans or Daily SOFR Loans, as applicable, requested to occur on the same Business Day shall be aggregated for purposes of determining whether such minimum principal amount requirement is satisfied with respect to the applicable Type of Committed Loan. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Closing Date Term Loan Borrowing, a Delayed Draw Term Loan Borrowing, an Incremental Term Loan Borrowing, conversion of an existing Committed Loan from one Type to another, or a continuation of Term SOFR Loans, (ii) the requested date of the Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Borrower requests a Committed Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Closing Date Term Loans, Delayed Draw Term Loans or Incremental Term Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. With respect to each Committed Borrowing, each Appropriate Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Committed Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to another, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(f) Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

(g) With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.03 [Intentionally Omitted].

2.04 [Intentionally Omitted].

2.05 Prepayments. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Repayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans and Daily SOFR Loans; (ii) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $2,500,000; and (iii) any prepayment of Base Rate Loans or Daily SOFR Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be paid to the Appropriate Lenders in accordance with their respective Applicable Percentages in respect of the relevant Facility.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, prior to the Delayed Draw Termination Date and upon notice to the Administrative Agent, terminate the Delayed Draw Term Loan Facility or from time to time permanently reduce the Delayed Draw Term Loan Facility; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction and (ii) any such partial reduction of the Delayed Draw Term Loan Facility shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Delayed Draw Term Lenders of any such notice of termination or reduction of the Delayed Draw Term Loan Facility. Any reduction of the Delayed Draw Term Loan Facility shall be applied to the Delayed Draw Term Loan Commitment of each Delayed Draw Term Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Delayed Draw Term Loan Facility shall be paid on the effective date of such termination. Following any such termination or reduction, the Administrative Agent may in its discretion replace the existing Schedule 2.01 with an amended and restated schedule that reflects all such terminations and reductions.

(b) Mandatory. Unless previously terminated, the Delayed Draw Term Loan Commitments shall be reduced to zero automatically and permanently on the Delayed Draw Termination Date.

2.07 Repayment of Loans.

(a) Closing Date Term Loans. The Borrower shall repay to the Closing Date Term Lenders on the Maturity Date the aggregate principal amount of all Closing Date Term Loans outstanding on such date.

(b) Delayed Draw Term Loans. The Borrower shall repay to the Delayed Draw Term Lenders on the Maturity Date the aggregate principal amount of all Delayed Draw Term Loans outstanding on such date.

(c) Incremental Term Loans. The Borrower shall repay to the Incremental Term Loan Lenders with respect to any Incremental Term Loan Facility all or such specified portion of the outstanding principal amount of the Incremental Term Loans with respect thereto on such date or dates as shall be specified in the applicable Incremental Term Loan Facility Amendment.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Term SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Committed Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Daily SOFR Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable Rate for such Facility.

(b) While any Event of Default arising under Section 8.01(a)(i) or Section 8.01(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(ii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clause (b)(i) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in Sections 2.14(b)(iii) and 2.15(e)(ix):

(a) Delayed Draw Term Loan Facility Fees. At all times during the period from the Closing Date through the Delayed Draw Termination Date, including at any time during which one or more of the conditions in Article IV is not met, the Borrower shall pay to the Administrative Agent, for the account of each Delayed Draw Term Lender in accordance with its Applicable Percentage of the Delayed Draw Term Loan Facility, a per annum unused line fee (the “Delayed Draw Unused Fee”) equal to 0.20% times the actual daily amount of the Delayed Draw Term Loan Facility, subject to adjustment as provided in Section 2.17. Accrued Delayed Draw Unused Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Delayed Draw Termination Date.

(b) Other Fees. The Borrower shall pay to BofA Securities and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which such Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the ratio of Consolidated Total Indebtedness to Total Asset Value as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the ratio of Consolidated Total Indebtedness to Total Asset Value would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders within three (3) Business Days after demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under any Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender under any other provision of this Agreement, including without limitation, Section 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Facilities and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. Except as otherwise expressly provided in Section 3.01, all payments to be made by any Loan Party shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Loan Party hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) in respect of the relevant Facility of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Loan Party shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Term SOFR Loans (or, in the case of any Committed Borrowing of Base Rate Loans or Daily SOFR Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans or Daily SOFR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the

Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the applicable Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date.

(a) Request for Extension. The Borrower may, on one occasion by written notice to the Administrative Agent (such notice, an “Extension Notice”) not earlier than ninety (90) days and not later than thirty (30) days prior to the Maturity Date then in effect for the Closing Date Term Loan Facility and Delayed Draw Term Loan Facility (the “Existing Maturity Date”), request that the Lenders extend the then Existing Maturity Date for an additional twelve (12) months from such Existing Maturity Date. The Administrative Agent shall distribute any such Extension Notice to the Appropriate Lenders promptly following its receipt thereof.

(b) Conditions Precedent to Effectiveness of Maturity Date Extension. As conditions precedent to the effectiveness of such extension of any Existing Maturity Date, each of the following requirements shall be satisfied (the first date on which such conditions precedent are satisfied, an “Extension Effective Date”):

(i) The Administrative Agent shall have received an Extension Notice within the period required under Section 2.14(a) above;

(ii) On the date of such Extension Notice and both immediately before and immediately after giving effect to such extension of the Existing Maturity Date, no Default shall have occurred and be continuing;

(iii) The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of all Lenders based on their Applicable Percentages as in effect on the Extension Effective Date, an extension fee in an amount equal to 0.15% (15 basis points) of the aggregate amount of the Closing Date Term Loan Facility and the Delayed Draw Term Loan Facility in effect on the Extension Effective Date, it being agreed that such fee shall be fully earned when paid and shall not be refundable for any reason;

(iv) The Administrative Agent shall have received a certificate of each Loan Party dated as of the Extension Effective Date signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (y) certifying that, as of the Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval for such extension) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption;

(v) The Administrative Agent shall have received a certificate of the Borrower signed by a Responsible Officer of the Borrower certifying that immediately before and after giving effect to such extension (A) the representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Section 5.18 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of such Extension Effective Date (except to the extent they relate to an earlier date, in which case such representations and warranties are true and correct in all material respects or in all respects, as applicable, on or as of such earlier date), and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists; and

(vi) upon the reasonable request of any Lender made at least ten (10) days prior to the Extension Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case at least five (5) days prior to such effectiveness date.

Any such extension of any Existing Maturity Date shall become effective on the Extension Effective Date with respect to such extension.

(c) Conflicting Provisions. This Section shall supersede any provisions in Section 11.01 to the contrary.

2.15 Increase in Facilities.

(a) Request for Increase. Provided there exists no Default, upon written notice to the Administrative Agent, the Borrower may from time to time after the Delayed Draw Termination Date, request an increase in the aggregate principal amount of all Facilities to an amount for all Facilities not exceeding $250,000,000 after giving effect to such increase by requesting the addition of one or more new pari passu tranches of term loans (each, an “Incremental Term Loan Facility”) and/or an increase in the Closing Date Term Loan Facility and/or the Delayed Draw Term Loan Facility and/or any then existing Incremental Term Loan Facility (each such increase, an “Incremental Term Loan Increase”; each Incremental Term Loan Facility and Incremental Term Loan Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, or such lesser amount agreed to by the Borrower and the Administrative Agent and (ii) except in the case of a newly established Incremental Term Loan Facility, all Incremental Term Loan Increases shall be on the same terms as the Facility being increased and all incremental commitments and loans provided as part of a newly established Incremental Term Loan Facility shall be on terms agreed to by the Borrower and the Lenders providing such Incremental Term Loan Facility; provided, that if the terms of such Incremental Term Loan Facility (other than final maturity) are not the same as the terms of a then existing Incremental Term Loan Facility, the operational, technical and administrative provisions of such new Incremental Term Loan Facility shall be on terms reasonably acceptable to the Administrative Agent.

(b) Notice. Each written notice from the Borrower pursuant to Section 2.15(a) shall specify (i) whether it proposes an Incremental Term Loan Facility or an Incremental Term Loan Increase, (ii) if it proposes an Incremental Term Loan Facility, the proposed terms thereof and (iii) if then known, the identity of each Lender and each Eligible Assignee that it proposes to approach to provide all or a portion of such Incremental Facility (subject in each case to any requisite consents required under Section 11.06); provided, however, that (x) no existing Lender shall be required to participate in any such Incremental Facility and the Borrower shall not be required to offer to any existing Lender the opportunity to participate in any such Incremental Facility and (y) any Eligible Assignee providing any portion of such Incremental Facility that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (a “New Lender Joinder Agreement”). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender approached to provide all or a portion of an Incremental Facility is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders). Each Lender approached to provide all or a portion of an Incremental Facility shall notify the Administrative Agent within such time period whether or not it agrees to participate in the requested Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to participate.

(c) Effective Date and Allocations. If Incremental Facilities are established pursuant to this Section, the Administrative Agent and the Borrower shall determine the final allocation of each such Incremental Facility among the Lenders (including for this purpose any Eligible Assignees that provide a portion of such Incremental Facility) and such increase shall become effective on the first date all of the conditions precedent in Section 2.15(e) are satisfied or waived in accordance with Section 11.01 (such date, an “Increase Effective Date”). The Administrative Agent shall promptly notify the Lenders of the final allocation of such increase and the Increase Effective Date.

(d) Incremental Term Loans. Incremental Term Loan Facilities and Incremental Term Loans may be made hereunder pursuant to a supplement, an amendment or an amendment and restatement (an “Incremental Term Loan Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Loan Lender (including any new Lender becoming a party to this Agreement as an Incremental Term Loan Lender) with respect to such Incremental Term Loan Facility and the Administrative Agent. Notwithstanding anything to the contrary in Section 11.01, the Incremental Term Loan Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effectuate the provisions of this Section 2.15. Each Incremental Term Loan Facility and the related Incremental Term Loans will be on such terms (including as to amortization and maturity) as are agreed to by the Borrower and each Incremental Term Loan Lender in the applicable Incremental Term Loan Facility Amendment with respect to such Incremental Term Loan Facility and, if the terms of such Incremental Term Loan Facility and the related Incremental Term Loans (other than final maturity) are not the same as any then existing Term Facility, such terms shall be reasonably acceptable to the Administrative Agent and each Incremental Term Loan Lender, but such Incremental Term Loans will not in any event have a maturity date earlier than the latest Maturity Date (including any extension option) of any then existing Facility.

(e) Conditions to Effectiveness of Incremental Facilities. As conditions precedent to each Incremental Facility becoming effective as of the applicable Increase Effective Date:

(i) no Default shall have occurred or be continuing and on or prior to the applicable Increase Effective Date;

(ii) the Administrative Agent shall have received a certificate of each Loan Party dated as of such Increase Effective Date signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Closing Date (which resolutions include approval to increase the aggregate principal amount of all Facilities to an amount at least equal to the proposed aggregate amount of all Facilities upon effectiveness of such Incremental Facility) are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying that, immediately before and after giving effect to such increase (A) the representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Section 5.18 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of such Increase Effective Date (except to the extent they relate to an earlier date, in which case such representations and warranties are true and correct in all material respects or in all respects, as applicable, on or as of such earlier date), and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists;

(iii) the Administrative Agent shall have received a New Lender Joinder Agreement duly executed by the Borrower and each Eligible Assignee that is becoming a Lender in connection with such Incremental Facility, which New Lender Joinder Agreement shall be acknowledged and consented to in writing by the Administrative Agent;

(iv) if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to Administrative Agent), addressed to Administrative Agent and each Lender, as to such customary matters concerning the requested Incremental Facility as the Administrative Agent may reasonably request;

(v) if requested by any new Lender, a Closing Date Term Note, Delayed Draw Term Note or Incremental Term Note, as applicable, executed by the Borrower, payable to such Lender in the amount of its Closing Date Loan Commitment, Delayed Draw Term Loan Commitment or Incremental Term Loan Commitment, as the case may be;

(vi) if requested by any existing Lender increasing any of its existing Commitments, a replacement Note executed by the Borrower, payable to such Lender in the amount of such Lender’s applicable Commitment after giving effect to the applicable Increase Effective Date;

(vii) in the case of an Incremental Term Loan Increase or Incremental Term Loan Facility, the Administrative Agent shall have received a written notice setting forth the Type of Incremental Term Loans being requested not later than 11:00 a.m. (x) three (3) Business Days prior to the Increase Effective Date (if the Term Loans requested are Term SOFR Loans), and (y) on such Increase Effective Date (if the Incremental Term Loans requested are Base Rate Loans);

(viii) in the case of an Incremental Term Loan Increase or Incremental Term Loan Facility, all of the conditions set forth in Section 4.02 shall be satisfied with respect to the funding of such Incremental Term Loans;

(ix) the Borrower shall have paid any fees required to be paid (x) to the Administrative Agent, for its own account and for the benefit of the Lenders participating in the increase as are agreed mutually at the time, and (y) pursuant to the Fee Letter in connection therewith;

(x) upon the reasonable request of any Lender made at least ten (10) days prior to the effectiveness of such Increase Effective Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, in each case at least five (5) days prior to such date; and

(xi) any Lender becoming a party hereto shall (1) execute such documents and agreements as the Administrative Agent may reasonably request and (2) in the case of any Lender that is organized under the laws of a jurisdiction outside of the United States of America, provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

(f) Making of Incremental Term Loans. On any Increase Effective Date in respect of an Incremental Term Loan Facility, subject to the satisfaction of the applicable foregoing terms and conditions and any terms and conditions set forth in the Incremental Term Loan Facility Amendment pursuant to which such Incremental Term Loan Facility is established, each Lender participating in such Incremental Facility shall make an Incremental Term Loan to the Borrower in the amount required to be made pursuant to such Incremental Term Loan Facility Amendment.

(g) Funding. On each Increase Effective Date, promptly following fulfillment of the conditions set forth in clause (e) of this Section 2.15, the Administrative Agent shall notify the Lenders of the occurrence and amount of the Incremental Facility effected on such Increase Effective Date and, in the case of an Incremental Term Loan Increase or Incremental Term Loan Facility, the allocated portion and applicable percentage of each Lender participating in such Incremental Term Loan Increase or Incremental Term Loan

Facility and each such Lender participating in such Incremental Term Loan Increase or Incremental Term Loan Facility shall make the amount of its Incremental Term Loan available in accordance with and at the time required by Section 2.02.

(h) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 [Intentionally Omitted].

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Closing Date Term Lenders”, “Required Delayed Draw Term Lenders”, “Required Incremental Term Loan Lenders” and Section 11.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Delayed Draw Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. Such Defaulting Lender shall not be entitled to receive any Delayed Draw Unused Fee payable under Section 2.09(a) for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender shall no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the Administrative Agent or a Loan Party, as applicable) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any Applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as applicable, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent or the Borrower, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BENE (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BENE (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BENE (or W-8BEN, as applicable), a U.S. Tax

Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G‑4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Loan whose interest is determined by reference to SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans of such Lender or convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund any Loan whose interest is determined by reference to SOFR, Daily Simple SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Simple SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue SOFR Loans or to convert Base Rate Loans to SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans of such Lender or convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), in each case, immediately, or, in the case of Term SOFR Loans, on the last day of the Interest Period therefor if such Lender may lawfully continue to maintain such Term SOFR Loans to such day and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03 Inability to Determine Rates; Replacement of Relevant Rates or Successor Rates.

(a) Inability to Determine Rates. If in connection with any request for a SOFR Loan, a conversion to a SOFR Loan, or a continuation of a Term SOFR Loan, (i) the Administrative Agent determines that (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under clause (i) of Section 3.03(b) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR or Term SOFR for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested

Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Daily SOFR Loans and/or Term SOFR Loans, as applicable, or to convert Base Rate Loans to SOFR Loans, shall be suspended in each case to the extent of the affected SOFR Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Committed Borrowing of, or conversion to Daily SOFR Loans, Committed Borrowing of, or conversion to, or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or Interest Periods or determination date(s)), or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans denominated and (ii) any outstanding SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately, in the case of a Daily SOFR Loan, or at the end of the applicable Interest Period, in the case of a Term SOFR Loan.

(b) Replacement of SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify(ies) the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining SOFR and one month, three month and six month interest periods of Term SOFR, including because SOFR or the Term SOFR Screen Rate, as applicable, is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or Bloomberg or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which SOFR, or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate, shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide SOFR or such interest periods of Term SOFR, as applicable, after such specific date (the latest date on which SOFR or one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);

or, if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR, Daily Simple SOFR and/or Term SOFR, or any then current Successor Rate, in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in U.S. dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in U.S. dollars for such benchmarks. For the avoidance of doubt, any such proposed rate, including for the avoidance of doubt, any adjustment thereto, shall constitute a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Similar Treatment. Notwithstanding the foregoing, each Lender agrees that amounts claimed under this Section 3.04 shall be reasonably determined by such Lender

(which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant); provided that in no event shall any Lender be required to disclose information of other borrowers.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Daily SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert into any Loan other than a Base Rate Loan or a Daily SOFR Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay any Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive the termination of the Facilities, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

Article IV. CONDITIONS PRECEDENT TO Credit Extensions

4.01 Conditions of Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or e-mails (in a .pdf format) or telecopies (in each case, followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Closing Date Term Note executed by the Borrower in favor of each Closing Date Term Lender requesting a Closing Date Term Note and (ii) a Delayed Draw Term Note executed by the Borrower in favor of each Delayed Draw Term Lender requesting a Delayed Draw Term Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in (A) its jurisdiction of organization and (B) each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Greenberg Traurig, LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender as to such customary matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(vi) a certificate of a Responsible Officer of Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied, (B) that there has been no event or circumstance since December 31, 2022, that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (C) that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in writing in any court or before any arbitrator or Governmental Authority that (1) relates to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (2) could reasonably be expected to have a Material Adverse Effect;

(viii) a Solvency Certificate from the Borrower certifying that, after giving effect to the transactions to occur on the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date), the Borrower and its Subsidiaries, taken as a whole, are Solvent;

(ix) a duly completed Compliance Certificate, giving pro forma effect to the transactions to occur on or about the Closing Date (including, without limitation, all Credit Extensions to occur on the Closing Date) (such Compliance Certificate, the “Pro Forma Closing Date Compliance Certificate”);

(x) the financial statements referenced in Section 5.05(a) and (b); and

(xi) such other certificates, documents or consents as the Administrative Agent reasonably may require.

(b) Any fees required hereunder or under the Fee Letter to be paid on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced (which invoice may be in summary form) prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) (i) Upon the reasonable request of any Lender made at least (10) days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and (ii) at least five (5) days prior to the Closing Date, if any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type or a continuation of Term SOFR Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) with respect to the representations and warranties of each Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, (1) with respect to representations and warranties set forth in Section 5.18 and (2) representations and warranties qualified as to materiality or Material Adverse Effect, true and correct in all respects) on and as of the date of such Credit Extension (except to the extent they relate to an earlier date, in which case such representations and warranties are true and correct in all material respects or in all respects, as applicable, on or as of such earlier date), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) The Minimum Lease Term Requirement shall be satisfied.

Each Request for Credit Extension submitted by the Borrower (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type or a continuation of Term SOFR Loans) shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension.

Article V. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated by the Loan Documents, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely with respect to any Person that is not a Loan Party) or clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation (other than the Loan Documents) to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when executed and delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so executed and delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as the enforceability thereof may be limited by Debtor Relief Laws and except as the availability of certain remedies may be limited by general principles of equity.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that are required to be disclosed therein in accordance with GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2023, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and (iii) show all material indebtedness and other liabilities and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof that are required to be disclosed therein in accordance with GAAP, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing on the date of such forecasts, and represented, on the date of such forecasts, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Loan Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09 Environmental Compliance. Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither a Loan Party nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any Environmental Permit required under any applicable Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. All insurance required to be maintained pursuant to Section 6.07 has been obtained and is in effect.

5.11 Taxes. Each Loan Party and each of its Subsidiaries has timely filed all federal, state and other material tax returns and reports required to be filed, and has timely paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (ii) in the case of Subsidiaries that are not Loan Parties, would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against any Loan Party or any Subsidiary thereof that would reasonably be expected to have a Material Adverse Effect. No Loan Party is party to any tax sharing agreement.

5.12 ERISA Compliance.

(a) [Intentionally Omitted].

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, either individually or in the aggregate, (i) no ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) The underlying assets of each member of the Consolidated Group do not constitute Plan Assets and no Loan Party will be using Plan Assets of one or more Benefit Plans in connection with the Loans or the Commitments.

5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party or a Subsidiary thereof in the amounts specified on Part (a) of Schedule 5.13. All of the outstanding Equity Interests in each Loan Party have been validly issued and are fully paid and nonassessable. Set forth on Part (b) of Schedule 5.13 is a complete and accurate list of all Loan Parties as of the Closing Date, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation or organization and the type of organization it is.

5.14 Margin Regulations; Investment Company Act.

(a) Such Loan Party is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Committed Borrowing, not more than 25% of the value of the assets (of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. As of the date hereof, no written information or written data (excluding any forecasts, projections, budgets, estimates and general market or industry data) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or publicly disclosed by the Borrower) when provided and when taken as a whole with all other information or data provided, furnished or disclosed by the Borrower contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable on the date of such projections (it being understood and agreed that forecasts, estimates and projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such representations, forecasts, estimates or projections will in fact be realized).

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Taxpayer Identification Number. Each Loan Party’s true and correct U.S. taxpayer identification number is set forth on Schedule 11.02 (or, in the case of a Subsidiary that becomes a Loan Party after the Closing Date, is or will be set forth in the information provided to the Administrative Agent with respect to such Subsidiary pursuant to Section 6.12).

5.18 OFAC; Sanctions.

(a) No Loan Party, no Subsidiary of any Loan Party nor, to the knowledge of any Loan Party, any other Related Party of a Loan Party is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are, (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (iii) located, organized or resident in any Designated Jurisdiction, or (iv) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject or target of any Sanctions or who is located, organized or resident in any Designated Jurisdiction.

(b) No Loan, nor the proceeds from any Credit Extension, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions applicable to such entity.

(c) The Borrower and its Subsidiaries have conducted their businesses in compliance with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.

5.19 Solvency. The Borrower and its Subsidiaries on a consolidated basis are Solvent.

5.20 REIT Status; Stock Exchange Listing.

(a) The Borrower is organized and operated in a manner that allows it to qualify for REIT Status.

(b) At least one class of common Equity Interests of the Borrower is listed on the New York Stock Exchange or the NASDAQ Stock Market.

5.21 Unencumbered Eligible Properties. Each property included in any calculation of Unencumbered Asset Value or Unencumbered NOI satisfied, at the time of such calculation, all of the requirements contained in the definition of “Unencumbered Property Criteria”.

5.22 Casualty; Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), condemnation or eminent domain that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.23 Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, as amended, and other applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b) Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any Related Party thereof (i) has violated or is in violation of any applicable anti-money laundering law or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Applicable Law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

5.24 Subsidiary Guarantors. Each Subsidiary of the Borrower, other than Excluded Subsidiaries and other Subsidiaries that are not yet required to become Subsidiaries pursuant to the provisions of Section 6.12, is a Guarantor.

5.25 Affected Financial Institution. No Loan Party is an Affected Financial Institution.

5.26 Covered Entity. No Loan Party is a Covered Entity.

Article VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, ten (10) days after the same is filed with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; the report on Form 10-K filed with the SEC shall satisfy the requirement of this clause (a) and shall be deemed delivered to the Administrative Agent and the Lenders so long as the same is posted on the Borrower’s website; and

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, ten (10) days after the same is filed with the SEC) (commencing with the fiscal quarter ending September 30, 2023) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related unaudited consolidated statements of changes in shareholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting the consolidated financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; the report on Form 10-Q filed with the SEC shall satisfy the requirement of this clause (b) and shall be deemed delivered to the Administrative Agent and the Lenders so long as the same is posted on the Borrower’s website; and

(c) on or prior to March 1 of each fiscal year (or, if earlier, fifteen (15) days after the same is approved by the board of directors of the Borrower), forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower on a quarterly basis such fiscal year (including the fiscal year in which the then latest Maturity Date for any Facility occurs).

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes). Each Compliance Certificate shall be accompanied by (i) copies of the rent roll for the most recently ended fiscal quarter for each of the Unencumbered Eligible Properties, in form and substance reasonably satisfactory to the Administrative Agent, together with a certification by a Responsible Officer of the Borrower that the information contained in such rent roll is true, correct and complete in all material respects and (ii) reasonably detailed calculations, in form and substance reasonably satisfactory to the Administrative Agent, of Unencumbered Asset Value as of the last day of the fiscal period covered by such Compliance Certificate;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or similar governing body) (or the audit committee of the board of directors or similar governing body) of any Loan Party by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material report furnished to any holder of material debt securities of any Loan Party pursuant to the terms of any of the Note Documents or any other material indenture, loan or credit or similar agreement, and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party, copies of each notice or other correspondence received from the SEC

(or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party;

(f) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation; and

(h) promptly following any request therefor, such other information regarding the operations, business or corporate affairs or financial condition of the Loan Parties or any of their Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, so long as disclosure of such information would not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any Applicable Law, ordinance or regulation or any agreement with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of any Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Loan Parties or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, neither the Borrower nor any other Loan Party shall be under any obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. The Borrower shall notify the Administrative Agent and each Lender:

(a) promptly of the occurrence of any Default;

(b) [intentionally omitted];

(c) promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case that could reasonably be expected to result in a Material Adverse Effect;

(d) promptly of the occurrence of any ERISA Event that has resulted or would reasonably be expected to have a Material Adverse Effect;

(e) promptly of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b);

(f) within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Materials in violation of any applicable Environmental Law at any Property; (ii) any violation of any Environmental Law that any Loan Party or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made)

to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that involves any Property, in each case that could reasonably be expected to result in a Material Adverse Effect; and

(g) promptly of any public announcement by any Rating Agency of any change in a Debt Rating; provided, that the provisions of this clause (g) shall only apply on and after the Investment Grade Pricing Effective Date.

Each notice pursuant to this Section 6.03 (other than Section 6.03(g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and the other Loan Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary or (ii) the failure to pay the same would not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon an Unencumbered Eligible Property (other than a Permitted Property Encumbrance); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, to the extent that such failure to pay would be an Event of Default under Section 8.01(e).

6.05 Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 except, in the case of a Subsidiary of the Borrower that is not an Unencumbered Property Subsidiary, where the failure to preserve, renew and maintain such matters would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, (i) require its tenants to (a) maintain, preserve and protect in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, all of (x) its Unencumbered Properties except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (y) its other material properties and equipment necessary in the operation of its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (ii) use commercially reasonable efforts to cause its tenants to comply with such requirements.

6.07 Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to, (i) maintain, or require and use commercially reasonable efforts to cause its tenants and subtenants to maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and its business loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; provided that if any tenant or subtenant fails to maintain such insurance, or as of any date any such insurance maintained by a tenant or subtenant is no longer in effect, within thirty (30) days after a Responsible Officer becomes aware of such failure or such date, as applicable, the Borrower shall, or shall cause its applicable Subsidiary to, maintain such insurance.

6.08 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights. The Borrower shall, and shall cause each of the other Loan Parties to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (subject to the rights of tenants or subtenants in possession), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower (at least 48 hours absent exigent circumstances); provided, however, (i) so long as no Event of Default exists, the Administrative Agent and each Lender shall each not be permitted to conduct in any calendar year more than one such visit, inspection, examination or discussion and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds. The Borrower shall, and shall cause each of its Subsidiaries to, use the proceeds of the Credit Extensions for general corporate purposes, including refinancing existing Indebtedness, working capital, acquisitions, development and redevelopment of real property owned by one or more Subsidiaries of the Borrower and with respect to or in connection with Green Projects, in each case, not in contravention of any Law or of any of the Loan Documents.

6.12 Additional Guarantors.

(a) If any Person becomes a Subsidiary after the Closing Date:

(i) Within thirty (30) days after such Person becomes a Subsidiary (other than an Excluded Subsidiary) and first acquires any assets (or such longer period as the Administrative Agent shall agree in writing), the Borrower shall:

(A) notify the Administrative Agent of the existence of such Subsidiary; and

(B) (x) provide the Administrative Agent with the U.S. taxpayer identification number for such Subsidiary and (y) provide the Administrative Agent and each Lender with all documentation and other information concerning such Subsidiary that the Administrative Agent or such Lender reasonably requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and other customary requirements; and

(ii) within sixty (60) days after such Person becomes a Subsidiary (other than an Excluded Subsidiary) and first acquires any assets (or such longer period as the Administrative Agent shall agree in writing), the Borrower shall cause such Person to:

(A) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form of Exhibit F;

(B) deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv) and (vi) with respect to such Subsidiary; and

(C) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such customary matters concerning such Subsidiary and the Loan Documents to which such Subsidiary is a party as the Administrative Agent may reasonably request.

(b) [Intentionally Omitted].

(c) The Borrower shall notify the Administrative Agent at the time that (x) any Subsidiary that is not a Guarantor becomes obligated to become a “Guarantor” under any of the Note Documents or any other document, instrument or agreement evidencing or governing any other Unsecured Indebtedness or any Additional Note Agreement or (y) any Subsidiary no longer qualifies as an Excluded Subsidiary, and shall:

(i) provide, within thirty (30) days (or such longer period as the Administrative Agent shall agree in writing) after the date such Person (1) ceases to be an Excluded Subsidiary or (2) first acquires any assets, but in no event later than the date that is thirty (30) days (or such longer period as the Administrative Agent shall agree in writing) prior to the date that such Person becomes a “Guarantor” under the applicable documents, the Administrative Agent with the U.S. taxpayer identification number for such Subsidiary and (2) provide the Administrative Agent and each Lender with all documentation and other information concerning such Subsidiary that the Administrative Agent or such Lender requests in order to comply with its obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and other customary requirements; and

(ii) cause, within sixty (60) days (or such longer period as the Administrative Agent shall agree in writing) after the date such Person (1) ceases to be an Excluded Subsidiary or (2) first acquires any assets, but in no event later than the date that such Person becomes a “Guarantor” under the applicable documents, such Subsidiary to:

(A) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement in substantially the form of Exhibit F;

(B) deliver to the Administrative Agent the items referenced in Section 4.01(a)(iii), (iv) and (vi) with respect to such Subsidiary; and

(C) as and to the extent requested by the Administrative Agent, deliver to the Administrative Agent a favorable opinion of counsel, which counsel shall be reasonably acceptable to the Administrative Agent, addressed to the Administrative Agent and each Lender, as to such matters concerning such Subsidiary and the Loan Documents as the Administrative Agent may reasonably request.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the event that the results of any such “know your customer” or similar investigation conducted by the Administrative Agent with respect to any Subsidiary are not satisfactory in all respects to the Administrative Agent, such Subsidiary shall not be permitted to become a Guarantor, and for the avoidance of doubt no Property owned or ground leased (directly or indirectly) by such Subsidiary shall be included as an Unencumbered Eligible Property unless the Administrative Agent has consented thereto in writing; provided that, in such event, any failure of such Subsidiary to become a Guarantor shall not be a Default or Event of Default or otherwise be deemed a failure of the Borrower or any other Loan Party to comply with the terms, conditions and requirements hereof.

6.13 Compliance with Environmental Laws. The Borrower shall, and shall cause each of its Subsidiaries to:

(a) comply with, require its tenants and subtenants to comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants with, all applicable Environmental Laws and Environmental Permits applicable to any Property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect;

(b) obtain and renew or require that its tenants and subtenants obtain and renew, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and renew, all Environmental Permits necessary for the use and operation of any Property, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(c) conduct and complete, or require and use commercially reasonable efforts to ensure that its tenants and subtenants conduct and complete, any investigation, study, sampling and testing, and undertake any cleanup, response, removal, remedial or other action necessary to remove, remediate and clean up all Hazardous Materials at, on, under or emanating from any Property as necessary to maintain compliance with the requirements of all applicable Environmental Laws except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect (provided that if a tenant or subtenant fails to comply with any such requirement, the Borrower shall be required to comply therewith except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect); provided, however, that no Loan Party or Subsidiary thereof shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. The Borrower shall, and shall cause each other Loan Party to, promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or manifest error that may be discovered in any Loan Document, and (b) do, execute, acknowledge, deliver, record, and take any and all such further acts, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the intention of the Loan Documents.

6.15 Maintenance of REIT Status; Stock Exchange Listing. At all times, the Borrower shall continue to (a) be organized and operated in a manner that will allow the Borrower to qualify for REIT Status and (b) remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.16 Minimum Property Condition. The Borrower shall comply, at all times, with the Minimum Property Condition.

6.17 Anti-Corruption Laws; Sanctions. The Borrower shall conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.

Article VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied:

7.01 Liens. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on (i) any Unencumbered Eligible Property other than Permitted Property Encumbrances, (ii) any Equity Interest of any Unencumbered Property Subsidiary other than Permitted Equity Encumbrances or (iii) any income from or proceeds of any of the foregoing; or sign, file or authorize under the Uniform Commercial Code of any jurisdiction a financing statement that includes in its collateral description any portion of any Unencumbered Eligible Property (unless such description relates to a Permitted Property Encumbrance), any Equity Interest of any Unencumbered Property Subsidiary (unless such description relates to a Permitted Equity Encumbrance) or any income from or proceeds of any of the foregoing.

7.02 Investments. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any Investments, except:

(a) Investments held by the Borrower or its Subsidiaries in the form of cash or Cash Equivalents;

(b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or lessees to the extent reasonably necessary in order to prevent or limit loss;

(c) Investments in Swap Contracts permitted under Section 7.03; and/or

(d) any other Investments (including through the creation, purchase or other acquisition of the Equity Interests of any Subsidiary (or other Person that following such creation, purchase or other acquisition would be a Subsidiary)) so long as (i) no Event of Default has occurred and is continuing immediately before or immediately after giving effect to the making of such Investment and (ii) immediately after giving effect to the making of such Investment the Borrower shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.03 Indebtedness. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, unless (a) no Event of Default has occurred and is continuing immediately before and after the incurrence of such Indebtedness and (b) immediately after giving effect to the incurrence of such Indebtedness the Borrower shall be in compliance, on a pro forma basis, with the provisions of Section 7.11.

7.04 Fundamental Changes. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) all or substantially all of its assets or all of substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom and the Borrower is in compliance, on a pro forma basis, with the provisions of Section 7.11(a) and (b):

(a) (i) any Person may merge into a Loan Party in a transaction in which such Loan Party is the surviving Person (provided that the Borrower must be the survivor of any merger involving the Borrower), subject to the requirements of Section 6.12, (ii) any Person (other than a Loan Party unless such Loan Party is the surviving Person of such merger) may merge with or into a Subsidiary (other than a Loan Party), (iii) any Loan Party or any Subsidiary may sell, lease, transfer or otherwise Dispose of its assets to another Loan Party or another Subsidiary, subject to the requirements of Section 6.12, which in the event of a consummation of a Division shall apply to all Division Successors (iv) any Subsidiary (other than a Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, and (iv) any Loan Party or any Subsidiary may sell, transfer or otherwise Dispose of Equity Interests of a Subsidiary (other than a Loan Party);

(b) in connection with any acquisition permitted under Section 7.02, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Wholly-Owned Subsidiary of the Borrower and shall comply with the requirements of Section 6.12;

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation, pursuant to a Division or otherwise) to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor in such a transaction is an Unencumbered Property Subsidiary, then the transferee must be an Unencumbered Property Subsidiary; and provided, further, that if any Subsidiary consummates a Division, the Borrower must comply with the obligations set forth in Section 6.12 with respect to each Division Successor; and

(d) Dispositions permitted by Section 7.05(d) shall be permitted under this Section 7.04.

Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be permitted to (i) merge, dissolve or liquidate or consolidate with or into any other Person unless after giving effect thereto the Borrower is the sole surviving Person of such transaction and no Change of Control results therefrom, (ii) consummate a Division or (iii) engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a State of the United States of America or the District of Columbia.

7.05 Dispositions. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make any Disposition or enter into any agreement to make any Disposition, or, in the case of any Subsidiary of the Borrower, issue, sell or otherwise Dispose of any of such Subsidiary’s Equity Interests to any Person, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of property by any Subsidiary of the Borrower to the Borrower or to another Subsidiary of the Borrower; provided that if the transferor is an Unencumbered Property Subsidiary, the transferee thereof must be an Unencumbered Property Subsidiary;

(c) Dispositions permitted by Section 7.04(a), (b) or (c); and

(d) (i) the Disposition of any Property and (ii) the sale or other Disposition of all, but not less than all, of the Equity Interests of any Subsidiary; provided that no Default shall have occurred and be continuing or would result therefrom; provided further that if (x) such Property is an Unencumbered Eligible Property or (y) such Subsidiary is an Unencumbered Property Subsidiary, then at least two (2) Business Days prior to the date of such Disposition, the Administrative Agent shall have received an Officer’s Certificate certifying that at the time of and immediately after giving effect to such Disposition (1) the Borrower shall be in compliance, on a pro forma basis, with the provisions of Section 7.11(a) and (b) and (2) no Default shall have occurred and be continuing or would result under any other provision of this Agreement from such Disposition.

7.06 Restricted Payments. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the following shall be permitted:

(a) the Borrower and each Subsidiary thereof may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(b) the Borrower may make Restricted Payments in cash in an aggregate amount in any fiscal year, in each case, not to exceed the greater of (i) 95% of Funds From Operations for such fiscal year and (ii) the amount of Restricted Payments required to be paid or distributed by the Borrower in order for it to (x) maintain its REIT Status and (y) avoid the payment of federal or state income or excise tax; provided, that no Restricted Payments in cash will be permitted during the existence of an Event of Default arising under Section 8.01(a), following acceleration of any of the Obligations or during the existence of an Event of Default arising under Section 8.01(f) or (g)(i); and

(c) each Subsidiary of the Borrower may make Restricted Payments pro rata to the holders of its Equity Interests.

7.07 Change in Nature of Business. The Borrower shall not, nor shall it permit any Subsidiary to, engage, directly or indirectly, in any line of business other than the Permitted Businesses.

7.08 Transactions with Affiliates. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or a Subsidiary thereof as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties, (ii) transactions between or among Wholly-Owned Subsidiaries and (iii) Investments and Restricted Payments expressly permitted hereunder.

7.09 Burdensome Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into any Contractual Obligation (other than any Loan Document or any Permitted Pari Passu Provision) that limits the ability of (i) any Subsidiary to make Restricted Payments to the Borrower or any Guarantor (except for any restrictions on an Excluded Subsidiary provided in favor of any holder of Secured Indebtedness that is owed to a non-Affiliate of the Borrower and that is permitted under Section 7.03), (ii) any Subsidiary (other than an Excluded Subsidiary) to transfer property to the Borrower or any Guarantor, (iii) any Subsidiary of the Borrower (other than an Excluded Subsidiary) to Guarantee any Obligations or (iv) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person to secure any Obligations; provided, that clauses (i), (ii) and (iv) of this Section 7.09 shall not prohibit any (A) negative pledges incurred or provided in favor of any holder of Secured Indebtedness that is owed to a non-Affiliate of the Borrower and that is permitted under Section 7.03 (provided that such limitation on negative pledges shall only be effective against the assets or property securing such Indebtedness), (B) negative pledges contained in any agreement in connection with a Disposition permitted by Section 7.05 (provided that such limitation shall only be effective against the assets or property that are the subject of Disposition), and (C) limitations on Restricted Payments or negative pledges by reason of customary provisions in joint venture agreements or other similar agreements applicable to Subsidiaries that are not Wholly-Owned Subsidiaries.

7.10 Use of Proceeds. The Borrower shall not, nor shall it permit any Subsidiary to, use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose in any manner that might cause any Credit Extension to have been made in contravention or violation of the provisions of Regulation T, U or X of the FRB.

7.11 Financial Covenants. The Borrower shall not:

(a) Maximum Consolidated Leverage Ratio. Permit Consolidated Total Indebtedness at any time to exceed 60% of Total Asset Value; provided that such maximum ratio may exceed 60% during, or as of the end of, any fiscal quarter in which a Material Acquisition occurs and the consecutive two (2) fiscal quarters immediately thereafter, but in no event shall such ratio exceed 65% at any time or exceed 60% for more than three (3) consecutive fiscal quarters in any consecutive four (4) fiscal quarter period.

(b) Minimum Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 1.50:1.00.

(c) Minimum Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than the sum of (i) $664,751,000 plus (ii) an amount equal to 75% of the net proceeds received by the Borrower from issuances and sales of Equity Interests of the Borrower occurring after June 30, 2021 (other than proceeds received within ninety (90) days before or after the redemption, retirement or repurchase of Equity Interests in the Borrower up to the amount paid by the Borrower in connection with such redemption, retirement or repurchase, in each case where, for the avoidance of doubt, the net effect is that the Borrower shall not have increased its net worth as a result of any such proceeds).

(d) [intentionally omitted].

(e) Maximum Secured Indebtedness. Permit Consolidated Secured Indebtedness at any time to exceed 30% of Total Asset Value.

(f) Maximum Unsecured Leverage Ratio. Permit Consolidated Unsecured Indebtedness at any time to exceed 60% of Unencumbered Asset Value; provided that such maximum ratio may exceed 60% during, or as of the end of, any fiscal quarter in which a Material Acquisition occurs and the consecutive two (2) fiscal quarters immediately thereafter, but in no event shall such ratio exceed 65% at any time or exceed 60% for more than three (3) consecutive fiscal quarters in any consecutive four (4) fiscal quarter period.

(g) Minimum Unencumbered Interest Coverage Ratio. Permit the Unencumbered Interest Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 1.75:1.00.

7.12 Accounting Changes. The Borrower shall not make any change in (a) accounting policies or reporting practices, except as required or permitted by GAAP, or (b) fiscal year.

7.13 Amendments of Organization Documents and Certain Debt Documents. The Borrower shall not, nor shall it permit any Loan Party to:

(a) modify, amend, amend and restate or supplement the terms of any Organization Document of any Loan Party, without, in each case, the express prior written consent or approval of the Administrative Agent, if such changes would adversely affect in any material respect the rights of the Administrative Agent or the Lenders hereunder or under any of the other Loan Documents; provided that if such prior consent or approval is not required, the Borrower shall nonetheless notify the Administrative Agent in writing promptly after any such modification, amendment, amendment and restatement, or supplement to the Organization Documents of any Loan Party;

(b) directly or indirectly, enter into, incur, consent to, approve, authorize or otherwise suffer or permit to exist any agreement with respect to, or any amendment, amendment and restatement, supplement or other modification of, any of the Note Documents or any documents relating to any other Unsecured Debt Facility of any member of the Consolidated Group (each a “Debt Facility Amendment”), that (i) contains, or would directly or indirectly have the effect of adding, any financial covenant (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that is more restrictive or burdensome as against the Borrower or any of its Subsidiaries than those contained in this Agreement or would directly or indirectly have the effect of making any of the existing financial covenants included therein more restrictive or burdensome as against the Borrower or any of its Subsidiaries than those contained in this Agreement or (ii) contains, or would directly or indirectly have the effect of adding, any new provision regarding eligibility requirements for “pool properties” (whether set forth as a covenant, undertaking, event of default, restriction, prepayment event or other such provision) that is more restrictive or burdensome as against the Borrower or any of its Subsidiaries than those contained in this Agreement or would directly or indirectly have the effect of making any of the existing provisions regarding eligibility requirements for “pool properties” more restrictive or burdensome as against the Borrower or any of its Subsidiaries than those contained in this Agreement, in each case, unless (A) the Administrative Agent has consented thereto in writing or (B) the Loan Documents have been, or concurrently therewith are, modified in a manner reasonably deemed appropriate by the Administrative Agent to reflect such Debt Facility Amendment (including, without limitation, in the case of any Debt Facility Amendment that has the effect of modifying any financial covenant, reflecting any applicable cushions (if any) that exist between the covenant levels in the Loan Documents, on the one hand, and the Note Documents and/or the documents relating to an Unsecured Debt Facility, on the other hand (determined on a percentage basis based on the then applicable covenant levels under the Loan Documents and, as applicable, the Note Documents or the documents relating to such Unsecured Debt Facility immediately prior to such Debt Facility Amendment);

(c) directly or indirectly, enter into, incur, consent to, approve, authorize or otherwise suffer or permit to exist any Debt Facility Amendment that would directly or indirectly have the effect of granting a Lien to secure any Indebtedness or other obligations arising under any Note Document or any Unsecured Debt Facility unless the Obligations are concurrently secured equally and ratably with the Note Documents or such Unsecured Debt Facility pursuant to documentation reasonably acceptable to the Administrative Agent in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel from counsel to the Loan Parties that are reasonably acceptable to the Administrative Agent; and

(d) directly or indirectly, consent to, approve, authorize or otherwise suffer or permit any Debt Facility Amendment that would directly or indirectly have the effect of shortening the maturity of any Indebtedness arising under any of the Note Documents or any Unsecured Debt Facility, or accelerating or adding any requirement for amortization thereof.

7.14 Anti-Money Laundering Laws; Sanctions. The Borrower shall not, nor shall it permit any Subsidiary to,

(a) directly or indirectly, engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any law, regulation or other binding measure by the Organisation for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering (solely to the extent such Organisation has jurisdiction over the Borrower or any Subsidiary and such law, regulation or other measure is applicable to, and binding on, the Borrower or any Subsidiary) or violate these laws or any other applicable anti-money laundering law or engage in these actions; or

(b) directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity that is present in a Designated Jurisdiction or that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions applicable to such entity if conducted by such entity incorporated in the United States or in a European Union member state, as applicable.

7.15 Compliance with Environmental Laws. The Borrower shall not, nor shall it permit any Subsidiary to, do, or permit any other Person to do, any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Materials except for quantities of Hazardous Materials used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Materials except in compliance in all material respects with Environmental Laws, (c) generate any Hazardous Materials on any Property except in compliance in all material respects with Environmental Laws, (d) conduct any activity at any Property in any manner that could reasonably be contemplated to cause a Release of Hazardous Materials on, upon or into the Property or any surrounding properties or any threatened Release of Hazardous Materials which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Materials except in compliance in all material respects with Environmental Laws, except in each case (as to any of the foregoing clauses (a), (b), (c), (d) and (e)) where any such use, location of underground storage tank or storage receptacle, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.

7.16 Anti-Corruption Laws. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.

Article VIII. EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan (whether upon demand at maturity, by reason of acceleration or otherwise), or (ii) within three (3) days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within three (3) days after written notice from the Administrative Agent that the same was not paid when due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.07, 6.10, 6.11, 6.12, 6.15 or 6.16 or Article VII (other than Section 7.15) or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of any Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be incorrect or misleading in any respect after giving effect to such qualification when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Recourse Indebtedness or Guarantee of Recourse Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exists, of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Recourse Indebtedness or Guarantee of Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Recourse Indebtedness as to which such a failure exists, of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (but, in any event, as to both the foregoing clauses (i)(A) and/or (i)(B), only if the applicable failure, default or event continues to exist after the passage of any applicable grace or cure period provided with respect thereto); (ii) any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Non-Recourse Indebtedness as to which such a failure exists, of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any Non-Recourse Indebtedness or Guarantee of Non-Recourse Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), individually or in the aggregate with all other Non-Recourse Indebtedness as to which such a failure exists, of more than the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (but, in any event, as to both the foregoing clauses (ii)(A) and/or (ii)(B), only if the applicable failure, default or event continues to exist after the passage of any applicable grace or cure period provided with respect thereto); or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the aggregate Swap Termination Values owed by the Borrower and all such Subsidiaries as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h) Judgments. There is entered against The Borrower or any Significant Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $30,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or (ii) any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, in the case of clauses (i), (ii) and (iii), in any material respect; or

(k) Change of Control. There occurs any Change of Control; or

(l) REIT Status. The Borrower shall, for any reason, fail to maintain its REIT Status, after taking into account any cure provisions set forth in the Code that are complied with by the Borrower.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and Applicable Laws;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable pursuant to the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Delayed Draw Unused Fees and interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations (other than contingent indemnification obligations for which no claim has been made) have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Article IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth in Sections 9.06(a) and (b), the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of, or have any obligations under, any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent, the Arrangers or the Syndication Agents, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers or the Syndication Agents, as applicable:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any Syndication Agent or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent of the Borrower shall not be required during the existence of an Event of Default, shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (which consent of the Borrower shall not be required during the existence of an Event of Default, shall not be unreasonably withheld or delayed and shall be deemed given if the Borrower fails to respond within ten (10) Business Days), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan

Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent, the Arrangers, the Syndication Agents and the Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any Arranger or any Syndication Agent has made any representation or warranty to it, and that no act by the Administrative Agent, any Arranger or any Syndication Agent hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, any Arranger or any Syndication Agent to any Lender as to any matter, including whether the Administrative Agent, any Arranger or any Syndication Agent have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent, the Arrangers and the Syndication Agents that it has, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Syndication Agent any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or the Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty Matters. Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or becomes an Excluded Subsidiary. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case, in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Lender Representations Regarding ERISA.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this

Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

9.12 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

Article X. CONTINUING GUARANTY

10.01 Guaranty. Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely, irrevocably and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, and whether arising hereunder or under any other Loan Document (including all renewals, extensions, amendments, refinancings and other modifications thereof and all reasonable and documented out-of-pocket costs, attorneys’ fees and expenses incurred in connection with the collection or enforcement thereof) (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount (taking into account any amounts payable to such Guarantor under Section 10.10) that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent demonstrable error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Each Guarantor consents and agrees that any Creditor Party may, at any time and from time to time, without notice or demand, without the consent of such Guarantor, and without affecting the enforceability or continuing effectiveness hereof: (a) with the written agreement of the Borrower, amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, sell, or otherwise dispose of, or impair or fail to perfect any Lien on, any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute any other Guarantor or one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

10.03 Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower, any other Loan Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of the Borrower (other than the defense of prior payment and performance in full of the Guaranteed Obligations); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any requirement to proceed against the Borrower or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses (other than the defense of prior payment and performance in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and non-compulsory counterclaims (provided, that the foregoing waiver shall not be deemed a waiver of such Guarantor’s right to assert any claim that would constitute a setoff or counterclaim against any Person in any separate action or proceeding) and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04 Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other Person is joined as a party. For the avoidance of doubt, all obligations of each Guarantor under this Guaranty are joint and several obligations of all the Guarantors.

10.05 Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Creditor Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06 Termination. This Guaranty is a continuing, absolute, unconditional and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in immediately available funds and the Facilities are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Creditor Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Creditor Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Creditor Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Loan Party owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Guarantor as subrogee of the Creditor Parties or resulting from such Guarantor’s performance under this Guaranty, to the payment in full in immediately available funds of all Guaranteed Obligations. If any amounts are paid to any Guarantor in violation of the foregoing subordination, then such amounts shall be held in trust for the benefit of the Creditor Parties and shall forthwith be paid to the Creditor Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower or any other Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Creditor Parties.

10.09 Condition of the Loan Parties. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Loan Parties and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Loan Parties and any such other guarantor as such Guarantor requires, and that none of the Creditor Parties has any duty, and such Guarantor is not relying on the Creditor Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Loan Party or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Creditor Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Contribution. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in immediately available funds and the Facilities are terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 10.10 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 10.10, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such

Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 10.10, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in immediately available funds and the Facilities are terminated. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.

Article XI. MISCELLANEOUS

11.01 Amendments, Etc. Subject to Section 2.02(g) and Section 3.03, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a) the written consent of each Lender shall be required to the extent such amendment, waiver or consent shall:

(i) in the case of the initial Credit Extension, waive any condition set forth in Section 4.01;

(ii) change any provision of Section 2.13, Section 8.03 or any of the other terms or provisions in any Loan Document requiring pro rata sharing (including, without limitation, the adoption or amendment of any provision in a manner that would have the effect of altering the ratable reduction of Commitments or the pro rata sharing of payments otherwise required under the Loan Documents); provided that with the consent of the Required Lenders, such terms and provisions may be amended on customary terms in connection with an “amend and extend” transaction, but only if all Lenders that consent to such “amend and extend” transaction are treated on a pro rata basis; provided further modifications to such terms and provisions that are made in connection with the establishment of any Incremental Term Loan Facility shall require approval only of the Administrative Agent and such Incremental Term Loan Lenders as are providing Incremental Term Loan Commitments for such Incremental Term Loan Facility so long as such payments are based on each Lender’s pro rata share of all commitments and/or outstandings, as appropriate, under the tranches in which it participates in such Incremental Term Loan Facility;

(iii) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) subordinate or have the effect of subordinating all or any portion of the Obligations to any other Indebtedness or obligation;

(v) release the Borrower from its obligations under this Agreement or any other Loan Document, or release all or substantially all of the value of the Guaranty;

(b) no such amendment, waiver or consent shall:

(i) extend (except as provided in Section 2.14) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii) (A) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document or (B) extend the scheduled maturities or times for payment, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(iii) without limiting the generality of clause (a)(i) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Delayed Draw Term Lenders or the Required Incremental Term Lenders, as the case may be;

(iv) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(v) only the written consent of each Lender under the applicable Facility shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Delayed Draw Term Lenders”, “Required Closing Date Term Lenders” or “Required Incremental Term Loan Lenders”; and

(vi) the written consent of the Supermajority Lenders shall be required to amend any financial covenant hereunder (or any defined term used therein);

and, provided further, that (i) [intentionally omitted]; (ii) [intentionally omitted]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, (x) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan

Document or (y) modify, change, waive or consent to any departure from, or have the effect of modifying, changing, waiving or consenting to any departure from, Section 3.03, any term defined in such section, any term defined in any other section or provision in this Agreement relating to Daily Simple SOFR, SOFR, Term SOFR or any Successor Rate, or any term or provision relating to the replacement of any such rate or Successor Rate; and (iv) for the avoidance of doubt, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c) Notwithstanding any provision herein to the contrary,

(i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender and (z) the outstanding principal balance of any Loan held by any Defaulting Lender may not be reduced without the consent of such Lender; and

(ii) the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any Lender or other Loan Party), amend, modify or supplement this Agreement and any other Loan Document:

(A) to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender; or

(B) to add a Guarantor pursuant to in accordance with the applicable provisions of this Agreement and the other Loan Documents;

(iii) this Agreement may be amended with the written consent of the Administrative Agent and the Borrower (A) to add one or more Incremental Facilities to this Agreement subject to the limitations in Section 2.15 and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing Loans and Commitments hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing Loans and Commitments hereunder, and (B) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such Incremental Facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; and

(iv) for the avoidance of doubt, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

11.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Loan Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. In addition, in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to one or more of the Borrower and its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices and Committed Loan Notices) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall jointly and severally indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) [intentionally omitted], (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (c) and (d) of the preceding proviso and subject to Section 2.13, any

Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall jointly and severally pay, or cause to be paid, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, amendments and restatements, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [intentionally omitted] and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, including the allocated costs of internal counsel), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification. The Loan Parties shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, without duplication of any amounts reimbursed pursuant to Section 11.04(a), any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any of such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING,

IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any Affiliate Controlled by or under common Control with such Indemnitee), (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee or its Affiliate for a material breach in bad faith of such Indemnitee’s or its Affiliates obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against any Arranger or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

If indemnification is sought pursuant to this Section 11.04(b) by an Indemnitee, then such Indemnitee shall promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to so notify the Borrower shall not relieve the Borrower from any liability that it may have to such Indemnitee except to the extent that the Borrower or any of its Subsidiaries is materially prejudiced thereby. If (i) the Borrower is required to indemnify an Indemnitee in connection with any proceeding pursuant to the foregoing and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnitee that the Borrower has the financial wherewithal to reimburse such Indemnitee for any amount paid by such Indemnitee with respect to such proceeding, such Indemnitee shall not settle or compromise any such proceeding without the prior written consent of Borrower (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Arrangers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans and Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Arranger in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party, nor any Subsidiary thereof, shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

To the fullest extent permitted by Applicable Law, no Indemnitee shall assert, and the Administrative Agent and each Lender hereby waives, and acknowledges that none of its Related Parties shall have, any claim against any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages, including direct or actual damages resulting from any claims for special, indirect, consequential or punitive damages made against such Indemnitee) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Facilities and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount received by such Lender and so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted such assignment or transfer without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b) or (ii) by way of participation in accordance with the provisions of Section 11.06(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it under any Facility or contemporaneous assignments to related Approved Funds (determined after giving effect to such Assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, (x) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the aggregate and (y) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, after giving effect to any such assignment, the assigning Lender’s Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender with respect to each Facility shall not be less than $5,000,000, in each case under clauses (x) and (y), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further that in the case of an assignment by a Lender to an Affiliate thereof, such Lender shall not be released from its obligations with respect to such assigned interest unless (x) such Affiliate is a Qualified Affiliate or (y) such Affiliate has been approved by the Borrower, which approval shall not be unreasonably withheld or delayed; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if an assignment is to a Person that is not a Lender in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, provided that in the case of an assignment by a Lender to an Affiliate thereof, such Lender shall not be released from its obligations with respect to such assigned interest unless (x) such Affiliate is a Qualified Affiliate or (y) such Affiliate has been approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and shall pay or cause to be paid to the Administrative Agent a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and such fee shall be waived in the event of an assignment by a Lender to its Affiliate. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any Loan Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by such Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to (i) the assignee Lender and/or (ii) in the case of a partial assignment by a Lender of its rights or obligations under this Agreement, the assigning Lender and the Notes, if any, held by such assigning Lender at the time of such partial assignment shall be deemed to be cancelled. Any assignment or transfer by a

Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, any other Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the other Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 (subject to the requirements and limitations of such section), with respect to any participation, than the

Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign, or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment, or grant of a security interest, to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment or grant shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or another Loan Party or (z) is independently discovered or developed by the Administrative Agent, any Lender or any of their respective Affiliates without utilizing any Information received from the Borrower, any other Loan Party or any Subsidiary of any Loan Party or violating the terms of this Section 11.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and the terms of this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Facilities.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Banking Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Banking Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Banking Affiliates, irrespective of whether or not such Lender or Banking Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Banking Affiliate of such Lender different from the branch, office or Banking Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting

Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Banking Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Banking Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Effectiveness. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

11.11 Survival of Representations and Warranties. Liability for the inaccuracy of any of the representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with Applicable Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of NEW yORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, amendment and restatement, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and the other Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each of the Lenders and each of the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, any Lender or any Arranger has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, any Lender or any Arranger has any obligation to disclose any of such interests to the Borrower, the other Loan Parties or any of their respective Affiliates. Each of the Borrower and each of the other Loan Parties hereby agrees that it will not claim that any of the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates has rendered advisory services of any nature or respect or owes any fiduciary duty to it (including its stockholders, employees or creditors) in connection with any aspect of any transaction contemplated hereby.

11.17 Electronic Execution; Electronic Records; Counterparts.

This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and each Lender agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and regardless of the appearance or form of such Electronic Signature and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (ii) any claim against the Administrative Agent, each Lender and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

11.18 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.19 ENTIRE AGREEMENT. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Without limitation of the foregoing:

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.:

(b) As used in this Section 11.21, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

GETTY REALTY CORP.

By: /s/ Brian Dickman

Name: Brian Dickman

Title: Executive Vice President, Chief Financial
Officer and Treasurer

GUARANTORS:

GETTY PROPERTIES CORP.

GETTY TM CORP.

AOC TRANSPORT, INC.

GETTYMART INC.

LEEMILT'S PETROLEUM, INC.

SLATTERY GROUP INC.

GETTY HI INDEMNITY, INC.

GETTY LEASING, INC.

GTY MD LEASING, INC.

GTY NY LEASING, INC.

GTY MA/NH LEASING, INC.

GTY-CPG (VA/DC) LEASING, INC.

GTY-CPG (QNS/BX) LEASING, INC.

By: /s/ Brian Dickman

Name: Brian Dickman

Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page to Getty Term Loan Credit Agreement]

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GTY-PACIFIC LEASING, LLC

GTY-EPP Leasing, LLC

GTY-SC Leasing, LLC

GTY Auto Service, LLC

GTY-GPM/EZ Leasing, LLC

By: GETTY PROPERTIES CORP., its Sole
Member

By: /s/ Brian Dickman

Name: Brian Dickman

Title: Executive Vice President, Chief Financial
Officer and Treasurer

POWER TEST REALTY COMPANY LIMITED PARTNERSHIP

By: GETTY PROPERTIES CORP., its General
Partner

By: /s/ Brian Dickman

Name: Brian Dickman

Title: Executive Vice President, Chief Financial
Officer and Treasurer

[Signature Page to Getty Term Loan Credit Agreement]

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LENDERS:

BANK OF AMERICA, N.A., as a Lender

By: /s/ Helen W. Chan

Name: Helen W. Chan

Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By: /s/ Mayank Sinha

Name: Mayank Sinha

Title: Executive Director

[Signature Page to Getty Term Loan Credit Agreement]

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TD BANK, N.A., as a Lender

By: /s/ Jeremy Raichle

Name: Jeremy Raichle

Title: Managing Director

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CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By: /s/ Eric Purzycki

Name: Eric Purzycki

Title: Duly Authorized Signatory

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By: /s/ Helen W. Chan

Name: Helen W. Chan

Title: Vice President

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